Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of August 10, 2015

by and among

SHENANDOAH TELECOMMUNICATIONS COMPANY,

GRIDIRON MERGER SUB, INC.

and

NTELOS HOLDINGS CORP.

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EXHIBITS

Exhibit A    Certificate of Incorporation of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of August 10, 2015 (this “Agreement”), by and among SHENANDOAH TELECOMMUNICATIONS COMPANY, a Virginia corporation (“Parent”), GRIDIRON MERGER SUB, INC., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and NTELOS HOLDINGS CORP., a Delaware corporation (the “Company”).
RECITALS
WHEREAS, the Board of Directors of the Company (the “Company Board”) and the Board of Directors of Merger Sub (the “Merger Sub Board”) each deem it in the best interests of their respective stockholders to consummate the merger (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, of Merger Sub with and into the Company in which the Company would become a direct wholly owned subsidiary of Parent, and such Boards of Directors have approved this Agreement, declared its advisability and recommended that this Agreement be adopted by the stockholders of the Company or Merger Sub, as the case may be;
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement and incur the obligations set forth herein, certain stockholders of the Company are entering into a Voting Agreement with Parent and the Company (the “Voting Agreement”), pursuant to which, upon the terms and conditions set forth therein, such stockholders have agreed to vote their shares of Company Common Stock in favor of the adoption of this Agreement, and the Company Board has authorized and approved the entry into the Voting Agreement by the parties thereto; and
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:
ARTICLE I
DEFINITIONS
As used in this Agreement, the following terms shall have the following meanings:
“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.02(f)(i).
“Adverse Regulatory Condition” has the meaning set forth in Section 7.04(b).
“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”), means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Agreement” has the meaning set forth in the preamble hereto.
“Alternative Financing” has the meaning set forth in Section 7.10(c    ).
“Alternative Transaction Agreement” has the meaning set forth in Section 6.02(a).
“Alternative Transaction Proposal” has the meaning set forth in Section 6.02(f)(ii).
“Applicable Tax Law” means any applicable Law relating to Taxes (including regulations and other official pronouncements of any Governmental Entity or political subdivision of such jurisdiction charged with interpreting such applicable Law).
“Appraisal Shares” has the meaning set forth in Section 3.02.
“Benefit Reduction” has the meaning set forth in Section 7.04(e).
“Business Day” means any day, other than (a) any Saturday or Sunday, (b) any other day on which banks in New York, New York are authorized or required by Law to be closed for business or (c) any day on which the Office of the Secretary of State of the State of Delaware is closed for business.
“Certificate” or “Certificates” mean the certificate or certificates, or evidence of shares in book-entry form, that immediately prior to the Effective Time represent outstanding shares of Company Common Stock.
“Certificate of Merger” means a certificate of merger to be filed with the Secretary of State of the State of Delaware to effect the Merger.
“Change of Recommendation” has the meaning set forth in Section 6.02(d).
“Change of Recommendation Notice” has the meaning set forth in Section 6.02(d)(i).
“Closing” means the closing of the Merger.
“Closing Date” means the date on which the Closing occurs.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Communications Act” has the meaning set forth in Section 4.05.
“Company” has the meaning set forth in the preamble hereto.
“Company Board” has the meaning set forth in the recitals hereto.

“Company Bylaws” means the amended and restated bylaws of the Company, as amended to the date of this Agreement.
“Company Capital Expenditure Plans” means the lists of projected capital expenditures for the Company for 2015 and 2016 included in Section 6.01 of the Company Disclosure Schedule.
“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
“Company Charter” means the amended and restated certificate of incorporation of the Company, as amended to the date of this Agreement.
“Company Common Stock” means the Common Stock, par value $0.01 per share, of the Company.
“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement.
“Company Employees” has the meaning set forth in Section 7.08(a).
“Company Equity Awards” means Company Stock Options, Company Restricted Stock Awards and Company Performance Stock Unit Awards that are granted under the Company Equity Plans.
“Company Equity Plans” means the NTELOS Holdings Corp. 2010 Equity and Cash Incentive Plan, the NTELOS Holdings Corp. Amended and Restated Equity Incentive Plan and the NTELOS Holdings Corp. Non-Employee Director Equity Plan.
“Company Final Order Waiver” means (a) the Required Regulatory Approval from the FCC has been obtained, (b) the Company waives in writing the requirement of a Final Order as a condition to Closing set forth in Section 8.01(b) with respect thereto and (c) the Closing has not occurred within five (5) Business Days of delivery by the Company of such waiver.
“Company Material Adverse Effect” means any (a) change, event or effect that is material and adverse to the financial condition, results of operations, properties, assets or business of the Company and the Company Subsidiaries, taken as a whole, or (b) material adverse effect on the ability of the Company to consummate the Merger; provided, however, that for purposes of clause (a), no change, event or effect relating to, arising out of or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Company Material Adverse Effect: (i) a change arising out of any legislation or any other enactment by any Governmental Entity, including any rule, regulation or policy of the FCC; (ii) general conditions applicable to the economy, financial markets, currency markets or commodity markets, whether foreign, domestic or global (including trade embargoes and changes in interest rates); (iii) acts of God (including earthquakes, hurricanes, tornados or other natural disasters), acts of war, armed hostilities, terrorism, sabotage or civil unrest; (iv) the announcement or disclosure of the existence or terms of this Agreement or the Merger including any impact thereof (A) on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees or (B) resulting in any decrease in subscribers; (v) conditions affecting the wireless telecommunications industry generally; (vi) changes in GAAP; (vii) the taking of any action contemplated by this Agreement or consented to in writing by Parent; (viii) changes in the market price of any of the Company’s securities (provided that the underlying causes of any such changes are not excluded by this clause (viii)); (ix) any failure, in itself, by the Company to meet any internal or external projections or forecasts (provided that the underlying causes of any such failure are not excluded by this clause (ix)); (x) any actions taken by Sprint in connection with the Merger, the Sprint Transactions or otherwise in connection with the transactions contemplated by this Agreement; or (xi) any impairment, in itself, determined in accordance with GAAP to the carrying value of the assets of the Company or any Company Subsidiary resulting from an analysis made due to the announcement or disclosure of the existence or terms of this Agreement or the Merger or in connection with the annual impairment testing done by the Company (it being understood that any effects on the condition of any such assets is not excluded by this clause (xi); unless, in the case of clause (i), (ii), (iii) or (v), any such change, event or effect disproportionately adversely affects the Company and the Company Subsidiaries, taken as a whole, compared to other companies operating in the wireless telecommunications industry.
“Company Performance Stock Unit Award” means an award granted under a Company Equity Plan that entitles the holder to receive one or more shares of Company Common Stock that becomes payable based on Company performance goals subject to the terms and conditions of the applicable award agreement and the applicable Company Equity Plan.
“Company Permits” has the meaning set forth in Section 4.13(b).
“Company Plans” has the meaning set forth in Section 4.10(a).
“Company Preferred Stock” means the Preferred Stock, par value $1.00 per share, of the Company.
“Company Privacy Policy” has the meaning set forth in Section 4.15(h).
“Company Related Party” means the Company, each of the Company Subsidiaries and any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, agent or Affiliate thereof, or any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, agent or Affiliate of any of the foregoing.
“Company Restricted Stock Award” means an award granted under a Company Equity Plan that grants the holder a share of Company Common Stock subject to the terms and conditions of the applicable award agreement and the applicable Company Equity Plan.
“Company Retained Qualifiers” means all qualifications and exceptions relating to materiality, Company Material Adverse Effect or words of similar import contained in Sections 4.06(a), 4.06(b), 4.07, 4.10(a), 4.14(a) and 4.15(c) solely with respect to the requirement to provide information on the Company Disclosure Schedule to the extent that the absence of such qualifications or exceptions would cause the Company Disclosure Schedule provided to Parent to be inaccurate or incomplete.
“Company SEC Documents” means all reports, schedules, forms, statements, exhibits and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2012.
“Company Stock Option” means any option to purchase Company Common Stock granted under a Company Equity Plan, subject to the terms and conditions of the applicable award agreement and the applicable Company Equity Plan.
“Company Stockholder Approval” has the meaning set forth in Section 4.04(c).
“Company Stockholders Meeting” has the meaning set forth in Section 7.01.
“Company Subsidiaries” means the Subsidiaries of the Company set forth in Section 4.02 of the Company Disclosure Schedule.
“Company Termination Fee” has the meaning set forth in Section 9.02(b).
“Confidentiality Agreement” means the non-disclosure agreement, dated September 10, 2014, between the Company and Parent.
“Consent” means any consent, approval, license, Permit, Order or authorization.
“Continuing Employee” has the meaning set forth in Section 7.08(b).
“Contract” means any written or oral contract, lease, license, indenture, note, bond, mortgage, agreement, instrument or other binding arrangement.
“Customer Agreement” means (a) a Contract between the Company or any Company Subsidiary, on the one hand, and an Individual Customer, on the other hand, or (b) an Enterprise Customer Agreement.
“Cut-Off Time” has the meaning set forth in Section 9.01(d)(iv).
“Debt Commitment Letter” has the meaning set forth in Section 5.05.
“Debt Financing” has the meaning set forth in Section 5.05.
“Debt Financing Documents” means the agreements, documents and certificates contemplated by the Debt Financing, including: (a) all credit agreements, loan documents, and security documents pursuant to which the Debt Financing will be governed or contemplated by the Debt Commitment Letter; (b) customary officer, secretary, solvency and perfection certificates contemplated by the Debt Commitment Letter or reasonably requested by Parent or its Financing Sources; (c) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. PATRIOT Act of 2001; and (d) customary agreements, documents or certificates that facilitate the creation, perfection or enforcement of Liens securing the Debt Financing contemplated by the Debt Commitment Letter as are reasonably requested by Parent or its Financing Sources; provided, that, for the avoidance of doubt, neither the Company nor any Company Subsidiary shall be required to execute any Debt Financing Document prior to Closing that is not expressly conditioned upon the consummation of the Merger and that does not terminate without liability to the Company or any of its Affiliates upon the termination of this Agreement.
“DGCL” means General Corporation Law of the State of Delaware, as amended.
“Effective Time” has the meaning set forth in Section 2.03.
“Employee Stock Purchase Plan” means the NTELOS Holdings Corp. Employee Stock Purchase Plan, as amended and restated as of May 1, 2014.
“Enterprise Agreement” means a Contract between the Company or any Company Subsidiary, on the one hand, and an Enterprise Customer, on the other hand.
“Enterprise Customer” means any business, enterprise or public sector customer of the Company or any Company Subsidiary.
“Environmental Laws” means all Laws relating to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and welfare, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents and any transfer of ownership notification or approval statute (including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.), as each has been amended and the regulations promulgated pursuant thereto.
“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, order or agreement with any Governmental Entity or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.
“Equity Award Cancellation Time” means the moment in time immediately prior to the Effective Time.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which, together with such Person, is, or during the preceding six (6) years was, a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Fund” has the meaning set forth in Section 3.03(a).
“Facilities” means all buildings, improvements and fixtures located on any Real Property.
“FAA” has the meaning set forth in Section 4.25(c).
“FCC” has the meaning set forth in Section 4.05.
“FCC Application” has the meaning set forth in Section 7.04(b).
“FCC Licenses” has the meaning set forth in Section 4.25(a).
“FCC Rules” has the meaning set forth in Section 4.05.
“Fee Letters” has the meaning set forth in Section 5.05.
“Filed Company SEC Documents” means all Company SEC Documents that were filed and publicly available on or after January 1, 2013 and prior to the date of this Agreement.
“Final Order” means an action or decision that has been granted by the FCC or other applicable Government Entity as to which (a) no request for a stay or any similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such a request that may be designated by statute or regulation has passed; (b) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed; (c) no Governmental Entity has undertaken to reconsider the action or decision on its own motion and the time within which it may effect such reconsideration has passed; and (d) no appeal is pending (including other administrative or judicial review) or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.
“Financial Statements” means the consolidated financial statements of the Company and the Company Subsidiaries contained in the Company SEC Documents and any consolidated financial statements of the Company and the Company Subsidiaries filed with the SEC after the date hereof, including in each case the footnotes thereto.
“Financing Conditions” means the conditions precedent to the Debt Financing explicitly set forth in the Debt Commitment Letter as in effect on the date hereof or as amended in accordance with the terms hereof.

“Financing Deliverables” means the following documents to be delivered in connection with the Debt Financing: (a) reasonable or customary perfection certificates required in connection with the Debt Financing, corporate organizational documents and good standing certificates for the Company and the Company Subsidiaries that are guarantors under the Debt Financing in their respective jurisdictions of formation/organization or other material jurisdictions; (b) customary evidence of property and liability insurance of the Company and the Company Subsidiaries, including flood insurance for all real property that has been determined to be in a special flood hazard area; and (c) customary authorization letters (which shall include a customary negative assurance representation) in connection with the Marketing Material about the Company and the Company Subsidiaries and their securities in the public-side version of documents distributed to prospective lenders (including with respect to the presence or absence of material non-public information about the Company and the Company Subsidiaries in the public-side version of documents distributed to prospective lenders and the accuracy of the information contained therein), provided that such authorization letters shall state that (i) the Company and its Affiliates shall not have any liability of any kind or nature resulting from the use of information contained in the Marketing Material or otherwise in connection with the arranging, marketing or syndicating of the Debt Financing (including the Marketing Efforts), (ii) neither the Company nor any of its Affiliates shall be deemed to have made any representation or warranty in respect of any information contained in the Marketing Material, (iii) the recipient of such authorization letters agrees that the Financing Sources or any other lenders in respect of the Debt Financing shall be entitled to rely only on the representations and warranties contained in any executed Debt Financing Documents and (iv) Merger Sub shall execute a substantially similar authorization letter and confirmation.
“Financing Failure Event” means any of the following: (a) the commitments to provide the Debt Financing in accordance with the Debt Commitment Letter expiring or being terminated, (b) for any reason, the commitments to provide the Debt Financing becoming unavailable or (c) a breach or threatened breach or repudiation or threatened repudiation by any party to the Debt Commitment Letter.
“Financing Sources” means the Persons party to the Debt Commitment Letter that have committed to provide the Debt Financing pursuant to the terms of the Debt Commitment Letter, including any Persons that become committed thereunder pursuant to any joinder agreement thereto entered into in accordance with the terms hereof.
“Flex Letter” has the meaning set forth in Section 5.05.
“Former Company Employees” has the meaning set forth in Section 7.08(a).
“GAAP” means accounting principles generally accepted in the United States.
“Governmental Entity” means any domestic or foreign governmental or regulatory authority, court, agency, department, division, commission, body or other legislative, executive or judicial governmental entity, including any subdivision thereof and any entity specifically designated by Law to administer, manage or oversee any governmental or regulatory program established under federal or state Law.

“Hazardous Materials” means any material, substance of waste that is regulated under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.
“Indebtedness” means all indebtedness of the Company and any of the Company Subsidiaries, determined in accordance with GAAP, including (a) borrowed money (other than intercompany indebtedness), (b) notes payable, (c) capital leases, (d) obligations evidenced by letters of credit, (e) obligations under earn out obligations or arrangements creating any obligation with respect to the deferred purchase price of property, (f) interest rate or currency obligations, including swaps, hedges or similar arrangements, and (g) any guarantee of any of the foregoing, but excluding trade payables in the ordinary course of business consistent with past practice.
“Indemnified Parties” has the meaning set forth in Section 7.06(a).
“Individual Customer” means an individual customer of the Company or a Company Subsidiary who is directly liable under his or her contract for service.
“Information” has the meaning set forth in Section 10.12.
“Insurance Policies” has the meaning set forth in Section 4.22.
“Intellectual Property Contracts” has the meaning set forth in Section 4.15(c).
“Intellectual Property Rights” means all of the following (including all right, title or interest in or arising under the Laws of the United States, any state or common law or the Laws of any other country or international treaty associated with): (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) trademarks, service marks, trade names, logos, trade dress and domain names, whether or not registered or applied for, and together with all goodwill associated therewith; (c) copyrights, copyright registrations and applications therefor, whether or not registered or applied for; (d) trade secrets (including proprietary know-how, confidential information, technical data and customer lists); (e) computer software (including source code, object code, macros, scripts, algorithms, objects, routines, programs, modules and other components), software tools, data and data bases; and (f) other confidential information (including confidential information in ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, products, processes, techniques, methods, research and development information and results, drawings, engineering drawings, proprietary product, proprietary processes and formulae, technology, samples, specifications, designs, blueprints, schematics, plans, proposals, technical data, promotional material, marketing plans, marketing research, and customer, prospect, dealer and supplier lists and information).

“Interference Consent” means any agreement or arrangement between the Company or any Company Subsidiary, on the one hand, and any other Person, on the other hand, including any present or proposed PCS, cellular or microwave system operator or any PCS, cellular or microwave licensee, conditional licensee or applicant with respect to co-channel and/or adjacent channel interference, the coordination of adjacent market channel use or other matters concerned with the operation of adjacent markets, allowing interference, restricting station operations, licensing or location, or limiting transmission time.
“Intervening Event” has the meaning set forth in Section 6.02(f)(iii).
“IRS” means the United States Internal Revenue Service.
“Knowledge” means (a) with respect to the Company, the actual knowledge, after reasonable inquiry, of Rodney D. Dir, Stebbins B. Chandor Jr., S. Craig Highland, Robert L. McAvoy Jr., Brian J. O’Neil or John Turtora and (b) with respect to Parent, the actual knowledge, after reasonable inquiry, of Christopher E. French, Earle A. MacKenzie, Adele M. Skolits, Raymond B. Ostroski, Willy Pirtle or Ed McKay.
“Law” means all federal, state, local or non-U.S. laws, statutes, ordinances, codes, rules, regulations and decrees of Governmental Entities.
“Leased Real Property” means the real property leased, occupied or used by the Company or any of the Company Subsidiaries pursuant to a Lease, together with all Facilities thereon and all easements, rights of way and other appurtenances thereto.
“Leases” means any and all leases, subleases, concessions, licenses and other similar agreements (whether written or oral) in connection with the occupancy or use of real property, including all amendments, modifications, extensions, renewals, guaranties and other agreements with respect thereto.
“Liens” means pledges, liens, charges, mortgages, deeds of trust, restrictions, covenants, title retention agreements, options, easements, encroachments, encumbrances and security interests of any kind or nature whatsoever.
“Losses” has the meaning set forth in Section 7.06(a).
“Marketing Efforts” means all reasonable and customary activity undertaken in connection with the syndication or other marketing of the Debt Financing, including the reasonable participation by the Company’s management team and other Representatives in (a) assisting Parent in preparing the Marketing Material, including a reasonable number of due diligence sessions related thereto, and (b) a reasonable number of customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing.
“Marketing Material” means customary bank books, marketing material and information memoranda regarding the business, operations, financial condition and projections of the Company and the Company Subsidiaries, including all customary information relating to the transactions contemplated hereunder, to be used by Parent or its Financing Sources in connection with the syndication or other marketing of the Debt Financing.
“Material Contract” has the meaning set forth in Section 4.14(a).
“Material Enterprise Customer Agreement” has the meaning set forth in Section 4.27(f).
“Merger” has the meaning set forth in the recitals hereto.
“Merger Consideration” has the meaning set forth in Section 3.01(c).
“Merger Sub” has the meaning set forth in the preamble hereto.
“Merger Sub Board” has the meaning set forth in the recitals hereto.
“Multiemployer Plan” has the meaning set forth in Section 4001(a)(3) of ERISA.
“Notice Period” has the meaning set forth in Section 6.02(d)(ii).
“Order” means, with respect to any Person, any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree or verdict entered, issued, made or rendered by any arbitrator or Governmental Entity of competent jurisdiction affecting such Person or any of its assets or properties.
“Other Company Licenses” has the meaning set forth in Section 4.26.
“Outside Date” has the meaning set forth in Section 9.01(b)(i).
“Owned Intellectual Property” has the meaning set forth in Section 4.15(b).
“Owned Real Property” means the real property owned by the Company or any of the Company Subsidiaries, if any, together with all Facilities located thereon and all appurtenances relating thereto.
“Parent” has the meaning set forth in preamble hereto.
“Parent Benefit Plans” has the meaning set forth in Section 7.08(a).
“Parent Board” has the meaning set forth in Section 5.03.
“Parent Material Adverse Effect” means a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger.
“Parent Regulatory Fee” has the meaning set forth in Section 9.02(d).
“Parent Related Parties” means (a) Parent, Merger Sub, the Financing Sources and their respective Affiliates, and their respective officers, directors, employees, agents, successors and assigns; (b) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys,

Affiliates, members, managers, general or limited partners, stockholders or assignees of any Person named in clause (a); and (c) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing.
“Parent Termination Fee” has the meaning set forth in Section 9.02(c).
“Paying Agent” has the meaning set forth in Section 3.03(a).
“Permit” means licenses, franchises, permits, registrations, consents, approvals, orders, certificates, authorizations, declarations and filings.
“Permitted Liens” means (a) statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen incurred in the ordinary course of business consistent with past practice for amounts not yet overdue or being contested in good faith in appropriate proceedings with adequate reserves established in accordance with GAAP, (b) Liens for Taxes not yet due and payable or being contested in good faith in appropriate proceedings, (c) Liens securing any Indebtedness of the Company or the Company Subsidiaries existing on the date of this Agreement (or any refinancing thereof) or other Indebtedness not prohibited to be incurred by the Company or any of the Company Subsidiaries under the terms of this Agreement and (d) Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company and the Company Subsidiaries to conduct business as currently conducted or materially reduce the value of the assets or properties that they encumber.
“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, company, limited liability company, trust, joint venture, estate, association, organization or other entity or Governmental Entity or “group” (as defined in the Exchange Act).
“Personal Information” has the meaning set forth in Section 4.15(h).
“Proceeding” means any action, arbitration, proceeding, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.
“Proxy Statement” has the meaning set forth in Section 7.02.
“PUC Rules” has the meaning set forth in Section 4.26(c).
“PUCs” has the meaning set forth in Section 4.05.
“Real Property” means the Owned Real Property and the Leased Real Property.
“Related Party” has the meaning set forth in Section 4.23.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.
“Representative” means, as to any Person, such Person’s Affiliates and its and their directors, officers, members, managers, employees, agents, advisors (including financial advisors, counsel and accountants), stockholders, owners and controlling persons.
“Required Debt Financing Regulatory Approvals” means the receipt of all required Consents of: (a) the Maryland Public Service Commission to authorize the Debt Financing, (b) the Pennsylvania Public Utility Commission to authorize the Debt Financing and (c) the Public Service Commission of West Virginia to authorize the Debt Financing.
“Required Regulatory Approvals” means (a) the termination or expiration of the waiting period (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act, (b) the receipt of all required Consents of: (i) the FCC (x) to transfer control of the Company and each of the Company Subsidiaries that hold FCC Licenses or other Permits to Parent and (y) that are otherwise necessary to implement the transactions contemplated herein, (ii) the Public Service Commission of West Virginia to authorize the Merger and transactions contemplated in the Sprint Transactions and (iii) the State Corporation Commission of the Commonwealth of Virginia authorizing on an interim basis Parent providing the Company and/or any Company Subsidiaries with certain affiliated services as of or after the Closing, (c) receipt of the Required Sprint Regulatory Approvals and (d) receipt of the Required Debt Financing Regulatory Approvals.
“Required Regulatory Notices” means notice of the Merger to (i) the Kentucky Public Service Commission and (ii) the Public Utilities Commission of Ohio.
“Required Sprint Regulatory Approvals” means (a) the termination or expiration of the waiting period (and any extensions thereof) applicable to the consummation of the Sprint Transactions under the HSR Act and (b) the receipt of all required Consents of the FCC (x) to assign from the Company or any of the Company Subsidiaries to Sprint the FCC Licenses as contemplated in the Sprint Transactions and (y) to assign from the Company or any of the Company Subsidiaries to Sprint certain spectrum lease agreements to which the Company or any such Company Subsidiaries are parties as contemplated in the Sprint Transactions.
“Resolution Notice” has the meaning set forth in Section 9.01(d)(iv).
“SEC” means the U.S. Securities and Exchange Commission.
“Section 262” has the meaning set forth in Section 3.02.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Shareholders Agreement” means the Amended and Restated Shareholders Agreement, dated February 13, 2006, among the Company, Quadrangle Capital Partners LP, Quadrangle Select Partners LP, Quadrangle Capital Partners-A LP, Citigroup Venture Capital Equity

Partners, L.P., CVC/SSB Employee Fund, L.P., CVC Executive Fund LLC and the other parties named therein.
“Solvent”, when used with respect to any Person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person, including a reasonable estimate of the amount of all contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Law governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including a reasonable estimate of the amount of all contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
“SOX Act” has the meaning set forth in Section 4.06(a).
“SPC” means Shenandoah Personal Communications, LLC, a Virginia limited liability company and wholly owned subsidiary of Parent.
“Spectrum Sale Agreement” means that certain License Purchase Agreement, dated as of December 1, 2014, among Richmond 20 MHz, LLC, the Company and T-Mobile License, LLC, as in effect on the date hereof.
“Sprint” means SprintCom, Inc., a Kansas corporation.
“Sprint Agreements” means the Sprint Master Agreement and the other agreements between Sprint and SPC or their respective Affiliates contemplated thereby or executed in connection therewith.
“Sprint Master Agreement” means that certain Master Agreement, dated as of the date hereof, by and between SPC and Sprint.
“Sprint Transactions” means the transactions contemplated by the Sprint Agreements.
“Subscriber” has the meaning set forth in Section 4.24.
“Subsidiary” means, with respect to any Person, any corporation, association, general or limited partnership, company, limited liability company, trust, joint venture, organization or other entity of which more than 50% of (i) the outstanding equity or (ii) the total voting power of shares of capital stock or other interests (including partnership or limited liability company interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person.
“Superior Proposal” has the meaning set forth in Section 6.02(f)(iv).
“Surviving Corporation” has the meaning set forth in Section 2.01.
“Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, net worth, severance, stamp, transfer tax, payroll, sales, employment, unemployment, Social Security, Medicare, disability, use, real property, personal property, employees’ income withholding, foreign or domestic withholding, estimated excise, production, value added, escheat, abandoned/unclaimed property, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.
“Tax Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Taxes for such entity or subdivision, including any Governmental Entity that imposes, or is charged with collecting, social security or similar charges or premiums.
“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax Authority relating to Taxes.
“Tower Sale” means the transactions contemplated by the Tower Sale Agreement.
“Tower Sale Agreement” means that certain Asset Purchase Agreement, dated January 16, 2015, by and among West Virginia PCS Alliance, L.C., Virginia PCS Alliance, L.C., NTelos Licenses Inc., Richmond 20Mhz, LLC and Graincomm I, LLC, as in effect on the date hereof.
“VAE Wind Down” means the exit and wind-down of the Company’s network and retail operations in Eastern Virginia in a manner generally consistent with the announcement by the Company on December 2, 2014, including the transactions set forth in the Spectrum Sale Agreement.
“Voting Agreement” has the meaning set forth in the recitals hereto.
“Voting Company Debt” means any bonds, debentures, notes or other Indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.
“WARN Act” means the Worker Adjustment and Retraining Notification Act and any similar state or local Law requiring advance notice of a plant closing or mass layoff.

ARTICLE II
THE MERGER
Section 2.01    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).
Section 2.02    Closing. The Closing shall take place at the offices of Mayer Brown LLP, 71 South Wacker Drive, Chicago, Illinois 60606 at 10:00 a.m. (local time) on the fifth Business Day following the satisfaction (or, to the extent permitted by applicable Law, waiver by the parties entitled to the benefits thereof) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at or immediately after the Closing, but subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the parties entitled to the benefits thereof) of those conditions at such time), or at such other place, time and date as shall be agreed in writing between Parent and the Company.
Section 2.03    Effective Time; Effects of Merger. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, the parties shall file the Certificate of Merger in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”. The Merger shall have the effects set forth in the DGCL.
Section 2.04    Certificate of Incorporation and Bylaws. (a) Upon the occurrence of the Effective Time and by virtue of the Merger, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in the form of Exhibit A hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.
(b)    Upon the occurrence of the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in the certificate of incorporation of the Surviving Corporation or by applicable Law.
Section 2.05    Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.
Section 2.06    Officers. The officers of Merger Sub shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.
ARTICLE III

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
Section 3.01    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:
(a)    Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
(b)    Each share of Company Common Stock that is owned by the Company or any Company Subsidiary (whether held in treasury or otherwise) or Parent or any Subsidiary of Parent shall no longer be outstanding and shall automatically be canceled, and no consideration shall be delivered in exchange therefor.
(c)    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.01(b) and any Appraisal Shares) shall be converted automatically into the right to receive $9.25, without interest (referred to herein as the “Merger Consideration”), in cash payable to the holder thereof. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 3.03, without interest, and except as otherwise provided with respect to unpaid dividends and other distributions in Section 3.04.
Section 3.02    Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or evidence of shares in book-entry form that immediately prior to the Effective Time represented Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to appraisal as provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 3.01(c), without interest. The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of any such demands and any other related instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.
Section 3.03    Exchange of Certificates. (a) Prior to the Effective Time, Parent shall select and appoint a commercial bank or trust company who shall be reasonably satisfactory to the Company to act as the paying agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of Certificates. At or prior to the Effective Time, Parent shall deposit with the Paying Agent for the benefit of the holders of shares of Company Common Stock immediately available funds in the amount of the aggregate Merger Consideration under Section 3.01(c) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall deliver the Merger Consideration contemplated to be paid pursuant to Section 3.01(c) out of the Exchange Fund.
(b)    As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.01(c) (i) a letter of transmittal (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent (or affidavit of loss in lieu thereof in accordance with Section 3.08) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof in accordance with Section 3.08) for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall (A) pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or (B) establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is otherwise not applicable. Except as otherwise provided with respect to unpaid dividends and other distributions in Section 3.04, until surrendered as contemplated by this Section 3.03, each Certificate (other than Certificates representing Appraisal Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, as provided in this Agreement. No interest shall be paid or shall accrue on any Merger Consideration payable upon the surrender of any Certificate.

Section 3.04    No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article III upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article III. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates.
Section 3.05    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of shares of Company Common Stock 12 months after the Effective Time shall be delivered to Parent or the Surviving Corporation and, except as provided in Section 3.06, any holder of shares of Company Common Stock who has not theretofore complied with this Article III shall thereafter look only to Parent or the Surviving Corporation, as the case may be, for payment of its claim for Merger Consideration.
Section 3.06    No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheatment or similar applicable Law.
Section 3.07    Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis; provided that: (a) such investments shall only be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent); (b) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Agreement, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Company Common Stock in the amount of such losses; and (c) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement.
Section 3.08    Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Parent shall pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with Section 3.01(c) for the shares of Company

Common Stock formerly represented thereby. When authorizing such payment of Merger Consideration in exchange therefor, Parent may, in its discretion thereof, require the owner of such lost, stolen or destroyed Certificate to post a bond in a customary amount or make a reasonable undertaking to indemnify Parent or the Surviving Corporation against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.
Section 3.09    Adjustment to Prevent Dilution. In the event that prior to the Effective Time there is a change in the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock issued and outstanding as a result of a distribution, reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer or other similar transaction, the Merger Consideration shall be equitably adjusted to eliminate the effects of such event.
Section 3.10    Withholding. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Equity Awards, amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold under the Code or any provision of state, local or foreign Applicable Tax Law with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, and paid over to the applicable Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock or Company Equity Awards, as the case may be, in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in any Filed Company SEC Document (excluding any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature, and other than with respect to the representations and warranties in Section 4.02 and Section 4.03) or in the Company Disclosure Schedule (it being understood that an item disclosed in one Section of the Company Disclosure Schedule shall be deemed to be disclosed with respect to the Section of this Agreement that has the same number as such Section of the Company Disclosure Schedule and any other Section of this Agreement where the relevance of such item is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:
Section 4.01    Organization, Standing and Power. The Company and each of the Company Subsidiaries is validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite power and authority to own, lease or otherwise hold its properties and assets and to conduct its business as it is currently conducted, except for such failures to be so existing or in good standing, or to have such power and authority, that, individually or in the aggregate, have not had and would not reasonably be likely to result in a

Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction in which the nature of its business or its ownership of its properties make such qualification necessary, except in such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect. True and complete copies of the Company Charter and the Company Bylaws and the certificate of incorporation and bylaws (or equivalent organizational documents) of each Company Subsidiary as in effect immediately prior to the date hereof have been made available to Parent.
Section 4.02    Company Subsidiaries. The Persons listed in Section 4.02 of the Company Disclosure Schedule are the only Subsidiaries of the Company. Except as set forth in Section 4.02 of the Company Disclosure Schedule, the Company owns directly or indirectly each of the outstanding shares of capital stock of or a 100% ownership interest in, as applicable, each of the Company Subsidiaries. Except as set forth in Section 4.02 of the Company Disclosure Schedule, the Company’s shares of capital stock or ownership interest in each of the Company Subsidiaries, as applicable, are free and clear of all Liens. Each of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries is duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 4.02 of the Company Disclosure Schedule, the Company does not, directly or indirectly, own (beneficially or of record) any capital stock of or other equity interest in any Person that is not a Company Subsidiary.
Section 4.03    Capital Structure. The authorized capital stock of the Company consists of the following: (a) 55,000,000 shares of Company Common Stock and (b) 100,000 shares of Company Preferred Stock. At the close of business on August 7, 2015: (i) 22,252,930 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding; (ii) 22,629 shares of Company Common Stock were held by the Company in its treasury or by a Company Subsidiary; (iii) 4,026,200 shares of Company Common Stock were reserved for issuance under the Company Equity Plans (of which 1,570,723 shares of Company Common Stock were subject to outstanding Company Stock Options and 232,634 shares of Company Common Stock were subject to outstanding Company Performance Stock Unit Awards); and (iv) 43,952 shares of Company Common Stock were reserved for issuance under the Employee Stock Purchase Plan. Except as set forth in the immediately preceding sentence, as of the date hereof, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is otherwise bound. Section 4.03 of the Company Disclosure Schedule sets forth a true and complete list, as of August 7, 2015, of all outstanding Company Equity Awards or other rights to purchase or receive shares of Company Common Stock granted under the Company Equity Plans or otherwise by the Company or any of the Company Subsidiaries, the number of shares of Company Common Stock subject thereto and the expiration dates, exercise prices and vesting schedules thereof, as applicable. There is no Voting Company Debt issued or outstanding and the only rights outstanding under the Company Equity Plans are Company Equity Awards.

Except for the Company Equity Awards set forth on Section 4.03 of the Company Disclosure Schedule and the shares of Company Common Stock that may be issued under the Employee Stock Purchase Plan between the date of this Agreement and the Effective Time in accordance with Section 7.05(d), there are no (A) options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, stock equivalents, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (x) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, (y) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or to declare or pay any dividend or distribution or (z) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of shares of Company Capital Stock, (B) outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of or other equity interest in the Company or any Company Subsidiary or (C) except as set forth in Section 4.03 of the Company Disclosure Schedule, voting trusts or other agreements or understandings to which the Company or any of the Company Subsidiaries is a party with respect to the voting or transfer of capital stock of or other equity interest in the Company or any of the Company Subsidiaries.
Section 4.04    Authorization; Validity of Agreement; Necessary Action. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Voting Agreement and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement and the Voting Agreement and the consummation by the Company of the transactions contemplated hereby and thereby, including the Merger, have been duly authorized by all necessary corporate action on the part of the Company other than, in the case of this Agreement, the receipt of the Company Stockholder Approval. Except for the Company Stockholder Approval in the case of the Merger, no further corporate action on the part of the Company is necessary to authorize the consummation of the Merger. This Agreement and the Voting Agreement have been duly executed and delivered by the Company and constitute (assuming the due authorization, execution and delivery by Parent and Merger Sub) the valid and binding obligation of the Company enforceable against the Company in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.
(b)    The Company Board at a meeting duly called and held prior to execution of this Agreement unanimously: (i) approved and declared advisable this Agreement and the Merger; (ii) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders; (iii) resolved to recommend that the holders of shares of Company Common Stock adopt this Agreement; (iv) directed that this Agreement be submitted to the holders of the Company Common Stock for their adoption at a meeting duly called and held for such purpose; and (v) authorized and approved the Voting Agreement.

(c)    Assuming the accuracy of the representations and warranties contained in Section 5.06, the only vote of holders of any class or series of Company Capital Stock necessary to approve or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement is the affirmative vote by the holders of a majority of the outstanding shares of Company Common Stock to adopt this Agreement (the “Company Stockholder Approval”).
Section 4.05    No Conflicts; Consents. Except as set forth on Section 4.05 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby, including the Merger, and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, changed, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (a) the Company Charter, the Company Bylaws or the comparable charter, bylaws or organizational documents of any Company Subsidiary, (b) any Material Contract or (c) subject to the filings and other matters referred to in the following sentence, any provision of any Order or Law applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the cases of clauses 4.04(b) or 4.04(c) above, any such items that would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect. No Consent of, from or with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of such reports under Section 13 or Section 14 of the Exchange Act as may be required in connection with this Agreement and the Merger, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) compliance with and filings under the Communications Act of 1934, as amended, and applicable rules and regulations thereunder (the “Communications Act”), including any rules, regulations, orders and public notices (the “FCC Rules”) of the Federal Communications Commission (the “FCC”), (v) compliance with and filings under any applicable state public utility Laws and rules, regulations and orders of the state public utility commissions listed on Section 4.05 of the Company Disclosure Schedule (“PUCs”) and rules, regulations and orders of any state regulatory bodies regulating telecommunications businesses, (vi) such other Consents as are set forth in Section 4.05 of the Company Disclosure Schedule and (vii) such Consents that, if not made or obtained, would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect.
Section 4.06    SEC Documents; Financial Statements; Undisclosed Liabilities; Internal Controls. (a) The Company has timely filed with or furnished to the SEC, as applicable, all Company SEC Documents. As of its respective date, each Company SEC Document (including any financial statements or schedules included therein) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of

2002 (the “SOX Act”) and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the SOX Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the SOX Act. The Company is otherwise in compliance in all material respects with all applicable provisions of the SOX Act and the applicable listing and corporate governance rules of NASDAQ. As of the date hereof, there are no material outstanding or unresolved comments in any comment letter received by the Company from the SEC or its staff.
(b)    As of their respective dates, the Financial Statements complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, having been prepared in accordance with GAAP (except as may be indicated in the notes thereto and, in the case of unaudited statements, as permitted by Law) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly presented, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal year-end audit adjustments).
(c)    Except as set forth on Section 4.06(c) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have no liabilities, whether accrued, absolute, contingent or otherwise, except liabilities (i) stated or reserved against in the most recent consolidated balance sheet of the Company filed in the Company SEC Documents prior to the date hereof, (ii) incurred in the ordinary course of business consistent with past practice since December 31, 2014, or in connection with this Agreement or the Merger (including fees and expenses of advisors of the Company) or (iii) that would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect.
(d)    The Company and the Company Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Company’s auditors and the audit committee of the

Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any identified fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has made available to Parent (I) a summary of any such disclosure made by management to the Company’s auditors and/or audit committee of the Company Board since December 31, 2013 and (II) any material communication since December 31, 2013 made by management or the Company’s auditors to the audit committee required or contemplated by listing standards of NASDAQ, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since December 31, 2013 and prior to the date of this Agreement, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from employees of the Company or any Company Subsidiary regarding questionable accounting or auditing matters, have been received by the Company or the audit committee of the Company Board. The Company has made available to Parent prior to the date of this Agreement an accurate summary of all material complaints or concerns relating to other matters made since December 31, 2013 and through the execution of this Agreement through the Company’s or any Company Subsidiary’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law.
Section 4.07    Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first disseminated to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made in or omitted from the Proxy Statement relating to Parent or its Affiliates based on information supplied by Parent or its Affiliates for inclusion or incorporation by reference in the Proxy Statement.
Section 4.08    Absence of Certain Changes or Events. Except as set forth in Section 4.08 of the Company Disclosure Schedule, between June 30, 2015 and the date of this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and there has not been:
(a)    any change, event or effect that would, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect;
(b)    any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of the Company Subsidiaries, whether or not covered by insurance;
(c)    any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock or other equity interest of the Company or any of the

Company Subsidiaries, or any repurchase, redemption or other acquisition by the Company or any of the Company Subsidiaries of any outstanding shares of capital stock or other equity interest of the Company or any of the Company Subsidiaries;
(d)    any material change in any method of accounting or accounting practice by the Company or any of the Company Subsidiaries;
(e)    (i) any increase in the compensation or benefits payable or to become payable to its directors, officers or employees (except, with respect to non-officer employees, for increases in the ordinary course of business consistent with past practice) or (ii) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, severance, change of control, retention or similar plan, arrangement or agreement or any Company Plan, except, in any case, to the extent required by applicable Law or the terms of any existing plan, arrangement or agreement (including any Company Plan);
(f)    any incurrence of any Indebtedness or guarantee of such Indebtedness of another Person, or issuance or sale of any debt securities or warrants or other rights to acquire any debt security of the Company or any of the Company Subsidiaries; or
(g)    any agreement to do any of the foregoing.
Section 4.09    Taxes. Except as set forth on Section 4.09 of the Company Disclosure Schedule: (a) The Company and each of the Company Subsidiaries have timely filed all material Tax Returns required to be filed by any of them; (b) all such Tax Returns are true, correct and complete in all material respects; (c) all material Taxes of the Company and the Company Subsidiaries that are shown as due on such Tax Returns or otherwise due and payable, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the Financial Statements; (d) there are no liens for any material amount of Taxes upon the assets of the Company or any of the Company Subsidiaries, other than Permitted Liens; (e) the Company does not have any Knowledge of any proposed or threatened Tax claims or assessments that, if upheld, would, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect; (f) neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is currently in effect; (g) the Company and each Company Subsidiary has withheld and paid over to the relevant Tax Authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, stockholders or other third parties, except for such Taxes that individually or in the aggregate would not reasonably be likely to result in a Company Material Adverse Effect; (h) except as would not reasonably be likely, individually or in the aggregate, to result in a Company Material Adverse Effect, the unpaid Taxes of the Company and the Company Subsidiaries did not exceed the accrual for Tax liability (disregarding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the consolidated balance sheet in the most recent Financial Statement filed in the Company SEC Reports prior to the date hereof (disregarding any notes thereto); (i) neither the Company nor any Company Subsidiary (A) has been a member of any affiliated group filing a consolidated federal income Tax Return other than the affiliated group of which the Company is the common parent, (B) has any liability for the Taxes of any

Person other than the Company or a Company Subsidiary under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) or, as a transferee or successor under applicable Law, or (C) is organized in a jurisdiction outside of the United States; (j) the Company has not been a United States real property holding corporation as defined in Section 897(c) of the Code during the past five (5) years; (k) no claim has been made in writing by any Governmental Entity in a jurisdiction in which the Company or any Company Subsidiary does not file a Tax Return that the Company or such Company Subsidiary is subject to Tax by such jurisdiction; (l) neither the Company nor any Company Subsidiary is a party to or bound by any Tax allocation or Tax sharing agreement; (m) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), private letter rulings, technical advice memoranda or similar agreement or ruling has been entered into by the Company or any of the Company Subsidiaries; (n) neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period after the Closing Date as a result of any (A) adjustment required by reason of a change in a method of accounting under Section 481 of the Code (or any corresponding provision of state, local or foreign Tax law) occurring prior to the Closing Date, (B) installment sale, intercompany transaction or open transaction made prior to the Closing Date, (C) prepaid amount received prior to the Closing or (D) election pursuant to Section 108(i) of the Code (or any corresponding provision of state, local or foreign Tax law) made prior to the Closing Date; (o) neither the Company nor any Company Subsidiary is a party to any Contract, arrangement or plan that for any taxable year beginning after December 31, 2011 has resulted or could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law); (p) neither the Company nor any Company Subsidiary has entered into any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2) or substantially similar transaction; and (q) since December 31, 2011, (i) the Company has not made any distribution of stock, and (ii) no distribution of stock of the Company has been made, in a transaction described in Section 355 of the Code.
Section 4.10    Benefit Plans. (a) Section 4.10(a) of the Company Disclosure Schedule contains a correct and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and each other material employee benefit plan, agreement (including any agreement that provides severance or similar benefits), program or policy, which is maintained by the Company or any Company Subsidiary, to which the Company or any Company Subsidiary is required to contribute or with respect to which the Company or any Company Subsidiary has any liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.”
(b)    Except as set forth on Section 4.10(b) of the Company Disclosure Schedule, a true and correct copy of each of the Company Plans (or a written summary of any unwritten Company Plan) has been provided or made available to Parent prior to the date hereof.
(c)    Except as set forth on Section 4.10(c) of the Company Disclosure Schedule, each Company Plan is currently, and has at all times been, operated and administered in material compliance with its terms and applicable Law. Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS as to its qualification under Section 401(a) of the Code, or an application is currently pending with the IRS for such letter, and to the Knowledge of the Company, there are no circumstances likely to result in the loss or denial of the qualification of such Company Plan. No non-exempt “prohibited transaction” (as such term is defined in ERISA Section 406 and Section 4975 of the Code) has occurred with respect to any Company Plan for which the Company may have any material liability.
(d)    With respect to any Company Plan (or the assets thereof), (i) no actions, suits or claims (other than routine claims for benefits) are pending or have been, to the Knowledge of the Company, threatened in writing, (ii) to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims (other than routine claims for benefits), and (iii) the Company has not received written notice regarding any administrative investigation, audit or other administrative proceeding by the United States Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other Governmental Entity and, to the Knowledge of the Company, no such investigation, audit or proceeding has been threatened in writing.
(e)    Neither the Company, any Company Subsidiary nor any of their ERISA Affiliates has now or at any time within the preceding six (6) years had an obligation to contribute to, or any liability with respect to, (i) a Multiemployer Plan, (ii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. Except as set forth on Section 4.10(e) of the Company Disclosure Schedule, none of the Company Plans provides post-employment or post-retirement medical, disability, life insurance or other welfare benefits other than as required by Section 4980B of ERISA or Sections 601, et seq. of ERISA or similar provisions of any state or foreign law.
(f)    There has been no amendment to, announcement by the Company or any Company Subsidiary relating to, or change in participation or coverage under any Company Plan which would increase materially the expense of maintaining or contributing to such plan above the level of expense incurred therefor for the most recent fiscal year. Except as set forth in Section 4.10(f) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or together with any other event) (i) entitle any employees, officers, directors, consultants or former employees, former officers, former consultants or former directors of the Company or any Company Subsidiary to severance, change of control or other similar pay or benefits pursuant to any Company Plan, (ii) cause any payment or funding (through a grantor trust or otherwise) to become due or accelerate the time of payment or vesting, or increase the amount of compensation or benefits to any employees, officers, directors, consultants, former employees, former officers, former consultants or former directors of the Company or any Company Subsidiary under any Company Plan or (iii) result in payments to any “disqualified individual” (as defined for purposes of Section 280G(c) of the Code) which would not be deductible under Section 280G of the Code.
(g)    Neither the Company nor any Company Subsidiary has an obligation to gross up, indemnify or otherwise reimburse any individual for any taxes, interest or penalties incurred pursuant to Sections 409A or 4999 of the Code.

(h)    The Company and the Company Subsidiaries do not reasonably expect to incur any material penalties or liabilities under Section 4980H(a) or Section 4980H(b) of the Code.
Section 4.11    Employment and Labor Matters. There is no labor strike, lockout, material labor dispute, work stoppage or other labor difficulty pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, except for such labor strikes, lockouts, labor disputes, work stoppages or labor difficulties that would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect. No labor union or employee representative has been certified or recognized as the collective bargaining representative of any employee of the Company or any Company Subsidiary. None of the employees of the Company or any Company Subsidiary is covered by a collective bargaining agreement, and neither the Company nor any of the Company Subsidiaries is a party to, bound by or negotiating with respect to any collective bargaining agreement or other contract, arrangement, or understanding with a labor union or labor organization. To the Knowledge of the Company, since January 1, 2013, no representation petition has been filed by an employee of the Company or any of the Company Subsidiaries or by any labor union or labor organization seeking to represent any employee of the Company or any Company Subsidiary, and no union organizing campaign has been conducted or has been threatened with respect to the employees of the Company or any of the Company Subsidiaries. Neither the Company nor any Company Subsidiary has taken any action within the ninety (90) days preceding the date of this Agreement that could constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act or could otherwise trigger any notice requirement under the WARN Act. The Company and the Company Subsidiaries have complied and are in compliance in all material respects with all laws relating to labor and employment practices, including all laws relating to terms and conditions of employment, wages, hours, collective bargaining, workers’ compensation, occupational safety and health, equal employment opportunity and immigration, and, to the Knowledge of the Company, are not engaged in any unfair labor or unlawful employment practice.
Section 4.12    Litigation. Except as set forth on Section 4.12 of the Company Disclosure Schedule, there are (a) no Orders to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound that require the performance of any material future obligation or that restrict or limit the Company’s or any Company Subsidiary’s operations in any material respect, (b) no material Proceedings pending and for which service of process has been made against the Company or any Company Subsidiary or, to the Knowledge of the Company, threatened or pending against the Company or any Company Subsidiary and (c) to the Knowledge of the Company, there are no investigations of any Governmental Entity pending or threatened with respect to the Company or any Company Subsidiary.
Section 4.13    Compliance with Applicable Law; Permits. (a) Except as set forth on Section 4.13 of the Company Disclosure Schedule, the Company and each of the Company Subsidiaries is and, since January 1, 2013, has been in compliance with, all Laws or Orders applicable to the Company or any of the Company Subsidiaries or by which the Company or any of the Company Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that would not reasonably be likely to result, individually or in the aggregate, in a Company Material Adverse Effect. Except as set forth on Section 4.13 of the

Company Disclosure Schedule, since January 1, 2013, no Governmental Entity has provided the Company or any Company Subsidiary written notice stating that the Company or any of the Company Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be likely to result, individually or in the aggregate, in a Company Material Adverse Effect.
(b)    Except for Permits required by Environmental Laws, FCC Licenses and Other Company Licenses (which are addressed in Sections 4.18, 4.25 and 4.26, respectively), the Company and the Company Subsidiaries hold, to the extent legally required to operate their respective businesses as such businesses are being operated as of the date hereof, all Permits from Governmental Entities (collectively, “Company Permits”), other than those Permits for which the failure to obtain or hold would not reasonably be likely to result, individually or in the aggregate, in a Company Material Adverse Effect. No suspension or cancellation of any Company Permits is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be likely to result, individually or in the aggregate, in a Company Material Adverse Effect. The Company and each of the Company Subsidiaries is and, since January 1, 2013, has been in compliance with the terms of all Company Permits, except where the failure to be in such compliance would not reasonably be likely to result, individually or in the aggregate, in a Company Material Adverse Effect.
Section 4.14    Contracts. (a) Except as set forth on Section 4.14 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of the Company Subsidiaries is a party to or bound by any Contract:
(i)    that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii)    that requires the purchase or disposition of any assets (including wireless spectrum) or line of business of the Company or any Company Subsidiary with a value of $1 million or more;
(iii)    that is an employment or consulting Contract (in each case with respect to which the Company or any Company Subsidiary has continuing obligations as of the date hereof) with any current or former (x) officer of the Company or any Company Subsidiary, (y) member of the Company Board or (z) employee of the Company or any Company Subsidiary (other than verbal Contracts providing for the at-will employment of such employee);
(iv)    that provides, individually or together with related Contracts, for the purchase of materials, supplies, goods, services, equipment or other assets (other than any Contract that is terminable without any payment or penalty on not more than 90 days’ notice by the Company or the Company Subsidiaries) that provides for or is reasonably likely to require either (x) annual payments by the Company or any of the Company Subsidiaries of $1,000,000 or more or (y) aggregate payments by the Company and the Company Subsidiaries of $5,000,000 or more;

(v)    that (x) was entered into outside of the ordinary course of business and (y) to the Knowledge of the Company, is reasonably likely to result in a material indemnification obligation for the Company or any Company Subsidiary;
(vi)    that is an interconnection or similar agreement in connection with which the Company’s or a Company Subsidiary’s equipment, networks and services are connected to those of another service provider in order to allow their respective customers access to each other’s services and networks (other than any Contract that is terminable without any payment or penalty on not more than 90 days’ notice by the Company or the Company Subsidiaries);
(vii)    that contains any commitment to provide wireless services coverage in a particular geographic area or build out tower sites in a particular geographic area;
(viii)    that provides for the lease of real or personal property providing for annual payments of $500,000 or more or aggregate payments of $1 million or more;
(ix)    that provides for the acquisition of any real property;
(x)    that relates to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) each in excess of $1 million;
(xi)    that is a roaming agreement that cannot be terminated on 90 days’ or less notice or will incur an early termination penalty or fee;
(xii)    that is any partnership, joint venture or other similar agreement or arrangement;
(xiii)    that contains a non-compete or client or customer non-solicit requirement or other provision that restricts the conduct of, or the manner of conducting, any line of business material to the Company and the Company Subsidiaries, taken as a whole, or, to the Knowledge of Company, upon consummation of the Merger could restrict the ability of Parent, the Surviving Company or any of their respective Subsidiaries to engage in any material line of business;
(xiv)    that obligates the Company or any of the Company Subsidiaries to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate Parent, the Surviving Company or any of their respective Subsidiaries to conduct business with any third party on an exclusive or preferential basis (including “most favored nation” status); or
(xv)    the absence of which would reasonably be likely to result in a Company Material Adverse Effect.
Each Contract described in the immediately preceding sentence being a “Material Contract”.

(b)    Each Material Contract is valid and binding on the Company or the Company Subsidiary party thereto, as applicable, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except as would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect. Except as set forth on Section 4.14(b) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is in violation of or in default under any Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect. Except for such conditions that would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect, no condition exists or event has occurred which (whether with or without notice or lapse of time or both) would constitute a default by the Company or a Company Subsidiary or, to the Knowledge of the Company, any other party thereto under any Material Contract or result (other than due to consummation of the Merger) in a right of termination of any Material Contract.
Section 4.15    Intellectual Property. (a) The Company or a Company Subsidiary owns or possesses adequate licenses or permissions or otherwise has the right to use all Intellectual Property Rights that are used (or held for use in connection with) or otherwise necessary for the conduct of the business of the Company and the Company Subsidiaries, free and clear of Liens (other than Permitted Liens), except where the failure to own or possess such licenses and other rights that would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect.
(b)    Section 4.15(b) of the Company Disclosure Schedule sets forth a correct and complete list of all Intellectual Property Rights owned by or held exclusively by the Company or a Company Subsidiary (collectively, the “Owned Intellectual Property”) that are registered or subject to a pending application for registration, indicating for each item the owner, registration or application number, date of filing or issuance, applicable filing jurisdiction and, with respect to Internet domain names, the applicable registrar.
(c)    Each (i) Contract under which the Company or any Company Subsidiary is licensed or otherwise permitted by a third party to use any Intellectual Property Rights and (ii) Contract under which a third party is licensed or otherwise permitted to use any Owned Intellectual Property (such Contracts described in clauses (i) and (ii), collectively, are the “Intellectual Property Contracts”) is valid, subsisting and enforceable against the other party thereto, and is in full force and effect, and will continue to be so immediately following the consummation of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect. Section 4.15(c) of the Company Disclosure Schedule sets forth a correct and complete list of each Intellectual Property Contract that is used (or held for use in connection with) or otherwise necessary for the conduct of the business of Company and the Company Subsidiaries (other than licenses for commercially available software) other than such Intellectual Property Contracts the absence of which would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect. No Intellectual Property Contract is subject to any outstanding Order adversely affecting the Company’s or any Company Subsidiary’s use thereof or its rights thereto. No claim has been threatened or asserted in writing that the Company or any Company Subsidiary has breached in any material respect any

Intellectual Property Contract. There exists no event, condition or occurrence that, with the giving of notice or lapse of time, or both, would constitute a breach or default by the Company or any Company Subsidiary, or to the Knowledge of the Company, another Person, under any Intellectual Property Contract, except as such event, condition or occurrence would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect.
(d)    Except as set forth on Section 4.15(d) of the Company Disclosure Schedule, no claims are pending or, to the Knowledge of the Company, threatened with regard to the ownership by the Company or any of the Company Subsidiaries or the validity or enforceability of their respective Intellectual Property Rights.
(e)    Except as set forth on Section 4.15(e) of the Company Disclosure Schedule, no claims are pending or, to the Knowledge of the Company, threatened that the conduct of the Company’s or the Company Subsidiaries’ respective businesses as currently conducted infringes, misappropriates or otherwise violates the Intellectual Property Rights of any Person.
(f)    To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating the rights of the Company or the Company Subsidiaries with respect to any Intellectual Property Rights that are used (or held for use in connection with) or otherwise necessary for the conduct of the business of Company and the Company Subsidiaries in a manner that would, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect.
(g)    Except as set forth on Section 4.15(g) of the Company Disclosure Schedule, the consummation of the Merger will not: (i) result in the breach, cancellation or termination of any agreement for any Intellectual Property Rights that are used (or held for use in connection with) or otherwise necessary for the conduct of the business of the Company and the Company Subsidiaries, and that would, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect; or (ii) result in the loss or impairment of the Company’s or the Company Subsidiaries’ ownership or right to use any Intellectual Property Rights that are used (or held for use in connection with) or otherwise necessary for the conduct of the business of the Company and the Company Subsidiaries, and that would, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect.
(h)    The Company and each Company Subsidiary (i) is and has been in compliance in with (A) all written policies of the Company and each Company Subsidiary pertaining to the logical and physical security of electronic data stored or used by the Company or any Company Subsidiary (the “Company Privacy Policy”), and (B) all applicable Laws pertaining to privacy, data protection, user data or Personal Information (as hereinafter defined); and (ii) has implemented and maintained commercially reasonable administrative, technical and physical safeguards to protect such Personal Information against unauthorized access and use, in each case of clause (i) and (ii) except as would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect. There has been no loss, damage or unauthorized access, disclosure, use or breach of security of Personal Information maintained by or on behalf of the Company or any Company Subsidiary, except in each case as would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse

Effect. No Person (including any Governmental Entity) has made any written claim or commenced any action with respect to unauthorized access, disclosure or use of Personal Information maintained by or on behalf of any of the Company or any Company Subsidiary, except as would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect. None of (1) the execution, delivery, or performance of this Agreement or (2) the consummation of any of the transactions contemplated by this Agreement will violate any Company Privacy Policy or any Law pertaining to privacy, data protection user data or Personal Information, except in each case as would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect. “Personal Information” means all data or information controlled, owned, stored, used or processed by Company or any Company Subsidiary relating to an identified or identifiable natural person (such as name, postal address, email address, telephone number, date of birth, Social Security number (or its equivalent), driver’s license number, account number, personal identification number, health or medical information (or any other unique identifier or one or more factors specific to the person’s physical, physiological, mental, economic or social identity), whether such information is in individual or aggregate form and regardless of the media in which it is contained.
Section 4.16    Title to Properties. Each of the Company and the Company Subsidiaries has good, indefeasible, fee simple title to, or valid leasehold interests in, all its properties and other assets, subject to easements, restrictive covenants and other similar-type encumbrances (x) that would not, individually or in the aggregate, result in a Company Material Adverse Effect or (y) are set forth on Section 4.16 of the Company Disclosure Schedule. All such properties and other assets, other than properties and other assets in which the Company or any of the Company Subsidiaries has a leasehold interest, are free and clear of all Liens, except for Permitted Liens.
Section 4.17    Real Property. Except (x) as would not reasonably be likely, individually or in the aggregate, to result in a Company Material Adverse Effect, or (y) as set forth on Section 4.17 of the Company Disclosure Schedule, the Merger will not affect the enforceability against the Company or any Company Subsidiary, as applicable, or any other Person under any Lease, of any rights of the Company or any Company Subsidiary thereunder, including the right to the continued use and possession of the Real Property for the conduct of business as presently conducted. Except as would not reasonably be likely to result in a Company Material Adverse Effect, all of the Facilities are adequate and suitable for the purpose of conducting the business of the Company and the Company Subsidiaries as presently conducted, and the operation thereof as presently conducted is not in violation of any Law.
Section 4.18    Environmental Matters. Except for those matters (x) that would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect, or (y) set forth on Section 4.18 of the Company Disclosure Schedule, (a) each of the Company and the Company Subsidiaries is, and has been, in compliance with all applicable Environmental Laws, (b) each of the Company and the Company Subsidiaries holds all Permits required by applicable Environmental Laws and is in compliance with such Permits, (c) there is no investigation, suit, claim or proceeding relating to or arising under Environmental Laws that is, to the Knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company or any of the Company Subsidiaries which could reasonably be expected to result in the Company or any of the Company Subsidiaries incurring Environmental Liabilities, (d) neither the Company nor any of the Company Subsidiaries has received any written notice of or entered into or assumed by Contract or operation of Law or otherwise, any known obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under any Environmental Law, (e) to the Knowledge of the Company, no property currently or formerly owned, operated or leased by the Company or any of the Company Subsidiaries or any property to or at which the Company or any of the Company Subsidiaries transported or arranged for the disposal or treatment of Hazardous Materials has, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (CERCLA) or any similar state law, been placed, or is proposed to be placed, on the National Priorities List, or any similar state list of known or suspected contaminated sites, and (f) none of the transactions contemplated hereby requires notice to and approval of any Governmental Entity with jurisdiction over Environmental Laws. Section 4.18 of the Company Disclosure Schedule sets forth a true and complete list of all Proceedings and investigations to which the Company or any Company Subsidiary was a party or subject since January 1, 2012 relating to any Environmental Laws or Environmental Liabilities.
Section 4.19    Brokers. No broker, investment banker, financial advisor or other Person, other than Stephens Inc. and UBS Securities LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary.
Section 4.20    Opinions of Financial Advisors. The Company Board has received the opinions of UBS Securities LLC and Stephens Inc, each dated the date of this Agreement, that, as of such date, and subject to the limitations, qualifications and assumptions set forth in such opinions, the Merger Consideration to be received by the holders of Company Common Stock (other than shares of Company Common Stock to be canceled in accordance with Section 3.01(b)) in the Merger is, in the opinion of such advisors, fair to such holders from a financial point of view. True and complete copies of such opinions have been provided to Parent for informational purposes only.
Section 4.21    State Takeover Statutes. The Company Board has taken all actions necessary so that the provisions of Section 203 of the DGCL are not applicable to this Agreement, the Voting Agreement, the Merger and the other transactions contemplated hereby or thereby. No other “takeover”, “moratorium”, “fair price”, “control share” or other anti-takeover regulations enacted under state Laws in the United States or in the Company Charter or Company Bylaws are applicable to this Agreement, the Voting Agreement, the Merger and the other transactions contemplated hereby and thereby.
Section 4.22    Insurance. All material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company or any of the Company Subsidiaries (“Insurance Policies”) are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and the Company Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect.
Section 4.23    Interested Party Transactions. Except as set forth in Section 4.23 of the Company Disclosure Schedule, there are no transactions, arrangements, understandings or Contracts between the Company or any of the Company Subsidiaries, on the one hand, and any Affiliate (including any officer or director, but not including any wholly owned Company Subsidiary) thereof or any stockholder that beneficially owns five percent (5%) or more of the Company Common Stock (each of the foregoing, a “Related Party”), on the other hand. No Related Party owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of the Company or any of the Company Subsidiaries, or any organization which has a Contract with the Company or any of the Company Subsidiaries.
Section 4.24    Subscribers. Section 4.24 of the Company Disclosure Schedule sets forth, as of June 30, 2015, (i) the total number of mobile telephone numbers maintained by the Company or any of the Company Subsidiaries and assigned to an end user of the mobile wireless voice or data services of the Company or any of the Company Subsidiaries who thereby obtains mobile voice or data services (“Subscribers”), and (ii) the total number of Subscribers that are (A) prepaid and (B) postpaid.
Section 4.25    FCC Matters. (a) Section 4.25(a) of the Company Disclosure Schedule sets forth a correct and complete list of all licenses and authorizations issued or granted to the Company or any of the Company Subsidiaries by the FCC (the “FCC Licenses”), all pending applications by the Company or any of the Company Subsidiaries as of the date of this Agreement related to any FCC License, including applications for licenses that would be FCC Licenses if issued or granted, and all pending applications by the Company or any of the Company Subsidiaries as of the date of this Agreement for modification, extension or renewal of any FCC License. The Company or the applicable Company Subsidiary is the exclusive holder of each such FCC License set forth opposite its name on Section 4.25(a) of the Company Disclosure Schedule, and no Person other than the Company, such Company Subsidiary or the FCC has any right or interest (legal or beneficial) in or to any such FCC License. At the Effective Time, Parent, directly or indirectly, will beneficially own all of the outstanding equity interests of each such holder set forth on Section 4.25(a) of the Company Disclosure Schedule except for Virginia PCS Alliance L.C. For each FCC License, Section 4.25(a) of the Company Disclosure Schedule sets forth (i) the FCC Registration Number or name of the licensee, (ii) the FCC call sign, license number or other license identifier, (iii) the geographic area for which the Company and the Company Subsidiaries are authorized to provide service, (iv) the current expiration date, (v) the frequency block (except for microwave licenses and Section 214 authorizations), (vi) where applicable, the relevant market and service designations used by the FCC, and (vii) if applicable, the application number of any pending application related to the FCC License. The FCC Licenses constitute all the licenses and authorizations from the FCC for the business operations of the Company and the Company Subsidiaries as they are currently being conducted. There is no condition outside of the ordinary course imposed on any of the

FCC Licenses by the FCC (including any condition on the grant of a renewal application) that is not disclosed on the face of the reference copy of the FCC License in the FCC’s Universal Licensing System database; provided, that “ordinary course” shall mean any condition described in any federal statutes, FCC Rules or similar sources that apply generally to FCC licenses of the same service or any condition that the FCC routinely imposes upon the grant of applications for similar licenses.
(b)    (i) Except as listed on Section 4.25(a) of the Company Disclosure Schedule, each FCC License has been granted pursuant to a Final Order by the FCC to be held by the licensee listed on Section 4.25(a) of the Company Disclosure Schedule, is valid and in full force and effect, and has not been suspended, revoked, cancelled, terminated or forfeited or adversely modified; (ii) there is no proceeding pending before the FCC or any other Governmental Entity (and no pending judicial review of such a proceeding) or, to the Knowledge of the Company, threatened by any Person with respect to any FCC License that would, individually or in the aggregate, reasonably be likely to result in the suspension, revocation, cancellation, termination, forfeiture, or adverse modification of any FCC License; and (iii) to the Knowledge of the Company, no event, condition or circumstance exists or, after notice or lapse of time or both, would exist that would constitute a breach of, or default under, the terms and conditions of any FCC License that would preclude any FCC License from being renewed in the ordinary course (to the extent that such FCC License is renewable by its terms) or could reasonably be expected to place such FCC license at risk of suspension, revocation, cancellation, termination, forfeiture or modification.
(c)    Each of the Company and each Company Subsidiary is in compliance in all material respects with the terms of the FCC Rules and any other Laws that apply to, or that are contained in, each FCC License and has timely fulfilled and performed all of its obligations with respect thereto in all material respects, including making all reports, filings, notifications and applications to the FCC except for such reports, filings, notifications and applications that are not material to the operation of the Company’s business. The Company has made available to Parent true and complete copies of each such material report, filing, notification and application, including ownership reports and regulatory fee filings, filed in the last three (3) years, with the exception of those reports, filings, notifications and applications that are available in their entirety in the FCC’s Universal Licensing System database. The Company has not received written notice of, incurred, or if incurred the Company has fully discharged, any audit, investigation, inquiry, fine, charge or other liability resulting from any noncompliance prior to the Closing relating to such reports, filings, notifications and applications, or any other obligation arising under the Communications Act, FCC Rules or any other Laws that apply to, or that are contained in, each FCC License. The Company or the applicable Company Subsidiary has timely made the payment of all regulatory fees and contributions to the FCC, the United States Treasury or any other Governmental Entity with respect to any FCC License or which are otherwise required by the FCC Rules, including Universal Service Fund and TRS Fund contributions. No payment is owed to the FCC or any other Governmental Entity with respect to any FCC License, or any other obligation arising under the Communications Act or FCC Rules. The Company and the Company Subsidiaries have received all necessary regulatory approvals, made all filings, tower registrations, radio frequency emission certifications, state and tribal historic preservation officers certifications or letters and other reports required to be obtained or made by the Company or any Company Subsidiary relating to the operation of towers, including those necessary to comply with all of the rules, regulations and policies of the Federal Aviation Administration (“FAA”) and all other Laws governing the construction, marking and lighting of antenna structures and colocation activities, including FAA and FCC tower registration filing requirements, except for such approvals, filings, registrations, certifications, letters or reports that are not material to the operation of the Company’s business. The Company has all documentation in its possession or reasonably ascertainable by the Company supporting such approvals, filings, registrations and certifications, except such approvals, filings, registrations and certifications the absence of which would not, individually or in the aggregate, reasonably be likely to materially adversely affect the business of the Company. There are no investigations, inquiries, enforcement proceedings, orders or other actions pending (or, to the Knowledge of the Company, threatened) by the FAA, the FCC or any similar Governmental Entity with respect to the FCC Licenses or the conduct of the business.
(d)    Except as listed in Section 4.25(d) of the Company Disclosure Schedule, there is no pending or planned application by the Company or any of the Company Subsidiaries to modify any FCC License. Except as listed in Section 4.25(d) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries have (i) entered into any field-strength agreements or otherwise granted any Interference Consents with respect to any of the spectrum that is the subject of any of the FCC Licenses, or (ii) waived or relinquished any right or claim with respect to any of the spectrum that is the subject of any FCC License.
(e)    Except as listed in Section 4.25(e) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries lease any licenses from any Person (other than leases solely among the Company and/or direct or indirect Subsidiaries of the Company).
(f)    Except as set forth on Section 4.25(f) of the Company Disclosure Schedule and the Consent of the FCC, no Consent of any Person is required for the Company to transfer or assign any of the FCC Licenses. Neither the Company nor any Company Subsidiary has entered into any obligation, agreement, arrangement or understanding to sell, transfer, deliver, convey, assign or otherwise dispose of any of the FCC Licenses.
(g)    All buildout and coverage requirements under 47 C.F.R. 24.203 and 47 C.F.R. 27.14(o) in respect of the FCC Licenses subject to such rules and that have become due have been satisfied in full and on a timely basis, and certification of such buildout, coverage and substantial service has been made to the FCC.
(h)    Neither the Company nor any Company Subsidiary is in any material respect in conflict with, or in default or violation of, any Laws applicable to any FCC License (including rules, regulations and orders regarding implementation of CALEA, E911, number portability or telephone service for the hearing impaired and other Laws), and each has complied in all material respects with the terms and conditions of the FCC Licenses.
Section 4.26    Other Communications Regulatory Matters. (a) Section 4.26 of the Company Disclosure Schedule sets forth a correct and complete list of all telecommunications Permits issued by any Governmental Entity regulating telecommunications businesses which have been issued to the Company or any Company Subsidiaries other than the FCC Licenses (the “Other Company Licenses”). The Other Company Licenses constitute all the material Permits issued by any Governmental Entity regulating telecommunications businesses that are necessary from such Governmental Entities for the business operations of the Company and the Company Subsidiaries as they are currently being conducted.
(b)    Each Other Company License is valid and in full force and effect and has not been (i) suspended, revoked or cancelled or (ii) adversely modified in any material respect. No Other Company License is subject to (x) any material conditions or requirements that have not been imposed generally upon Permits in the same service or (y) any material pending regulatory proceeding (other than those affecting the telecommunications industry generally or holders of Permits in the same service generally) before a Governmental Entity or judicial review.
(c)    Each of the Company and each Company Subsidiary is in compliance in all material respects with the terms of the PUC rules, regulations and orders of any state regulatory bodies (the “PUC Rules”) and any other Laws that apply to, or that are contained in, each Other Company License and has timely fulfilled and performed in all material respects all of its obligations with respect thereto, including making all reports, filings, notifications and applications to the respective PUC or state regulatory body except for such reports, filings, notifications and applications that are not material to the operation of the Company’s business. The Company has made available to Parent copies of each such material report, filing, notification and application, including ownership reports and regulatory fee filings, filed in the last three (3) years. The Company has not received notice of (actual or constructive), incurred, or if incurred the Company has fully discharged, any audit, investigation, inquiry, fine, charge or other liability resulting from any noncompliance prior to the Closing relating to such reports, filings, notifications and applications, or any other obligation arising under the state public utility Laws and rules, regulations and orders of any state public utility commissions, PUC Rules or any other Laws that apply to, or that are contained in, each Other Company License. The Company has timely made the payment of all regulatory fees and contributions to the PUC, state treasurer or any other Governmental Entity with respect to any Other Company License or which are otherwise required by state public utility Laws and rules, regulations and orders of any state public utility commissions or PUC Rules. No payment is owed to any PUC or any other Governmental Entity with respect to any Other Company License, or any other obligation arising under state public utility Laws and rules, regulations and orders of any state public utility commissions or PUC Rules.
Section 4.27    Customer Agreements.
(a)    Section 4.27(a) of the Company Disclosure Schedule contains a true and complete copy of the Company’s “form customer agreement” for Individual Customers. The Customer Agreements with Individual Customers generally conform to the standard terms and conditions contained in such “form customer agreement,” except for variations to such standard terms and conditions that are not, individually or in the aggregate, material to the Company’s business. None of the Customer Agreements with Individual Customers require the Consent of the applicable Individual Customers in connection with the transfer or assignment of such Customer Agreements.
(b)    Each Customer Agreement is a valid, binding and enforceable obligation of the Company or its applicable Company Subsidiary, and, to the Knowledge of the Company, each other party thereto, in each case, in accordance with the terms of such Customer Agreement, except where the failure to be so valid, binding and enforceable would not, in the aggregate, be material to the Company’s business, and subject to the effect of any applicable Laws, including bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(c)    Neither the Company or the applicable Company Subsidiary nor, to the Knowledge of the Company, any other party to a Customer Agreement is in default or breach of such Customer Agreement, except for past due amounts that are not, individually or in the aggregate, material to the Company’s business after taking into account the allowance for doubtful accounts in the Financial Statements.
(d)    Neither the execution, delivery and performance of this Agreement by the Company nor the consummation of the transactions contemplated herein will constitute, with or without the giving of notice or passage of time or both, a material breach, violation or default by it, create a Lien or give rise to any right of termination, modification, cancellation, prepayment, acceleration or recapture, or a material loss of rights, under any of the material Customer Agreements.
(e)    Section 4.27(e)-1 of the Company Disclosure Schedule contains a true and complete copy of the Company’s “form customer agreement” for Enterprise Customers. Except as set forth on Section 4.27(e)-2 of the Company Disclosure Schedule, the Enterprise Agreements generally conform to the standard terms and conditions contained in such “form customer agreement,” except for variations to such standard terms and conditions that are not reasonably likely, individually or in the aggregate, to result in a Company Material Adverse Effect.
(f)    Section 4.27(f)-1 of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of each Enterprise Customer Agreement pursuant to which the Company or any Company Subsidiary expects to receive annual revenue in excess of $50,000 (a “Material Enterprise Customer Agreement”). Except as set forth on Section 4.27(f)-2 of the Company Disclosure Schedule, none of the Material Enterprise Customer Agreements or, to the Knowledge of the Company, any other Enterprise Customer Agreements that are material to the Company’s business (i) require the Consent of the applicable Enterprise Customer in connection with the consummation of the Merger or the assignment or transfer of such Material Enterprise Customer Agreement or (ii) require the Company or any Company Subsidiary to do business with any third party on an exclusive or preferential basis (including “most favored nation” status).
Section 4.28    Accounts Receivable. The accounts receivable (including receivables arising from any equipment installation agreement that is a Customer Agreement) reflected on the most recent balance sheet included in the Company SEC Documents and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company or the applicable Company Subsidiary involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice and (b)

constitute only valid, undisputed claims of the Company and the Company Subsidiaries not subject to claims of set-off or other defenses or counterclaims, other than as accrued on such balance sheet or on the books and records of the Company after the date thereof in the ordinary course of business consistent with past practice.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
Section 5.01    Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to own, lease or otherwise hold its properties and assets and conduct its business as it is currently conducted, except for such failures to be so organized, existing or in good standing, or to have such power and authority that would not, individually or in the aggregate, reasonably be likely to result in a Parent Material Adverse Effect.
Section 5.02    Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and immediately prior to the Effective Time will be, owned, directly or indirectly, by Parent. Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Merger Sub was formed solely for purposes of engaging in the transactions contemplated hereby.
Section 5.03    Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Parent and/or Merger Sub, as the case may be, pursuant to or in connection with this Agreement and to consummate the transactions contemplated hereby, including the Merger. The Merger Sub Board has adopted a resolution approving, and declaring the advisability of, this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly authorized by the Board of Directors of Parent (the “Parent Board”) and the Merger Sub Board and no further corporate action on the part of Parent or Merger Sub or any other Person is necessary to authorize this Agreement or the consummation of the Merger on behalf of Parent or Merger Sub (except for the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which adoption will be obtained immediately after the execution and delivery of this Agreement). This Agreement, assuming due and valid authorization, execution and delivery thereof by the Company, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, as the case may be, enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

Section 5.04    No Conflicts; Consents. The execution and delivery by each of Parent and Merger Sub of this Agreement, do not, and the consummation of the transactions contemplated hereby, including the Merger, and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under any provision of (a) the articles of incorporation or bylaws or comparable organizational documents of Parent or Merger Sub, (b) any Contract to which Parent or Merger Sub is a party or by which any of their respective properties or assets is bound or (c) subject to the filings and other matters referred to in the following sentence, any Order or Law applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (b) and (c) above, any such items that would not, individually or in the aggregate, reasonably be likely to result in a Parent Material Adverse Effect. No Consent of, from or with any Governmental Entity is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of such reports under Sections 13 and Section 14 of the Exchange Act as may be required in connection with this Agreement and the Merger, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) compliance with and filings under the Communications Act, including any FCC Rules, (v) compliance with and filings under any applicable state public utility Laws and rules, regulations and orders of any PUCs and rules, regulations and orders of any regulatory bodies regulating telecommunications businesses and (vi) the Required Regulatory Approvals. Subject to obtaining the Consents referenced in the prior sentence, Parent is qualified to assume control over the Company under all applicable Laws.
Section 5.05    Financing Commitments; Sufficient Funds. (a) Parent has delivered to the Company true and complete copies of an executed commitment letter (including all exhibits, annexes, schedules and term sheets and the executed fee letters (which may be redacted to omit fee amounts and other economic terms) (the “Fee Letters”) attached thereto or contemplated thereby), other than the flex letter (the “Flex Letter”) (collectively, the “Debt Commitment Letter”), from CoBank, ACB and the other parties thereto to provide debt financing in an aggregate amount set forth therein (being collectively referred to as the “Debt Financing”). None of the provisions in the Flex Letter or redacted in the Fee Letters will limit, prevent, impede or delay the consummation of the Debt Financing in any manner. As of the date hereof, the Debt Commitment Letter has not been amended or modified, no such amendment or modification is contemplated (subject to Parent’s right to replace or amend the Debt Commitment Letter pursuant to Section 7.10(b), although no such replacements or amendments are contemplated as of the date hereof), and the respective commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect. Parent or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Debt Commitment Letter that are payable on or prior to the date hereof and the Debt Commitment Letter is in full force and effect and is the valid, binding and enforceable obligations of Parent and Merger Sub and, to the Knowledge of Parent, the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the Debt Financing (including any subsequent approval process), other than the Financing Conditions. As of the date hereof, there are no side letters or other agreements, contracts or arrangements to which Parent or any of its Subsidiaries is a party related to the funding of the Debt Financing except for the Debt Commitment Letter, the Flex Letter and the Fee Letters. As of the date of this

Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Parent or Merger Sub under the Debt Commitment Letter or which would constitute a failure of any Financing Condition and, as of the date of this Agreement, subject to the accuracy of the representations and warranties of the Company set forth in Article IV, Parent does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to Parent or Merger Sub on the date of the Closing.
(b)    Upon the consummation of the Sprint Transactions and the funding of the Debt Financing in accordance with the Debt Commitment Letter, Parent and Merger Sub collectively will have at the Effective Time access to sufficient funds for the payment of the Merger Consideration and to perform their obligations with respect to the transactions contemplated by this Agreement.
Section 5.06    Section 203 of the DGCL. Neither Parent nor Merger Sub (or their respective “affiliates” or “associates”) is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) with respect to the Company within the last three years.
Section 5.07    Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first disseminated to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Merger Sub with respect to statements made in or omitted from the Proxy Statement relating to the Company or its Affiliates based on information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement.
Section 5.08    Brokers. No broker, investment banker, financial advisor or other Person, other than Moelis & Company LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.
Section 5.09    Litigation. Except for such Orders or Proceedings that would not, individually or in the aggregate, reasonably be likely to result in a Parent Material Adverse Effect, there are (a) no continuing Orders to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, and (b) no Proceedings pending and for which service of process has been made against Parent or any Subsidiary of Parent or, to the Knowledge of Parent, threatened against Parent or any Subsidiary of Parent.
Section 5.10    Solvency. As of the Effective Time, assuming (i) satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, or waiver of such conditions, and (ii) the accuracy of the representations and warranties of the Company set forth in Article IV hereof, and after giving effect to the transactions contemplated by this Agreement, including the consummation of the Sprint Transactions and the Debt Financing, and the payment of the Merger Consideration, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby.
Section 5.11    Management Agreements. Except as set forth in this Agreement or the Voting Agreement, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Surviving Corporation after the Effective Time.
Section 5.12    Sprint Agreements. Parent has provided the Company with true and complete copies of the Sprint Agreements, including all schedules and exhibits thereto.
ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 6.01    Conduct of Business. Except for (x) matters permitted by this Agreement and (y) actions taken in connection with the VAE Wind Down or the Tower Sale, in accordance with Section 6.01 of the Company Disclosure Schedule, from the date of this Agreement until the Effective Time, the Company shall, and shall cause each Company Subsidiary to, (i) conduct its business in the ordinary course of business consistent with past practice, (ii) use reasonable best efforts to preserve its business organization intact in all material respects and to maintain in all material respects existing relations and goodwill with customers, suppliers, regulators, agents, resellers, creditors, lessors, employees and business associates, (iii) perform and satisfy its obligations under the Spectrum Sale Agreement and Tower Sale Agreement and (iv) comply in all material respects with all applicable Laws, including the filing of all reports, forms or other documents with the FCC and the FAA. In addition, and without limiting the generality of the foregoing, except for matters expressly contemplated by this Agreement or disclosed in Section 6.01 of the Company Disclosure Schedule, from the date of this Agreement until the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):
(a)    (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity interests, other than dividends and distributions by a wholly-owned Company Subsidiary to its parent, (ii) split, combine or reclassify any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or dissolution;
(b)    issue, deliver, sell or grant, or authorize the issuance, delivery, sale or grant of, (i) any shares of its capital stock or other equity interests (other than the issuance of Company

Common Stock upon the exercise of any Company Stock Option outstanding prior to the date hereof, but subject to the Company’s receipt of the applicable exercise price therefor), (ii) any Voting Company Debt or other securities, (iii) any securities convertible into or exchangeable for any such shares, equity interests, voting securities or convertible or exchangeable securities or (iv) any options, warrants, rights, “phantom” stock rights, stock appreciation rights, stock-based performance units, stock equivalents or similar commitments, Contracts, arrangements or undertakings with respect to any shares of capital stock, equity interests or voting or other securities;
(c)    amend its certificate of incorporation, bylaws or other organizational documents;
(d)    acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or division thereof or any other assets, except for acquisitions of assets from vendors or suppliers in the ordinary course of business consistent with past practice and not exceeding $500,000 individually or $2,500,000 in the aggregate;
(e)    other than as required pursuant to existing agreements or Company Plans that are identified in the Company Disclosure Schedule or as set forth in Attachment 2 to Section 6.01 of the Company Disclosure Schedule, (i) grant to any present or former officer, director or employee of the Company or any Company Subsidiary any increase in compensation or other benefits, (ii) grant to any present or former employee, officer or director of the Company or any Company Subsidiary any increase in severance, retention or termination pay or (iii) enter into or amend in any material respect any employment, consulting, indemnification, severance, retention or termination agreement with any present or former employee, officer or director;
(f)    except as set forth in Attachment 2 to Section 6.01 of the Company Disclosure Schedule, (i) establish, adopt, enter into, change or amend in any material respect any Company Plan except as required by applicable Law, (ii) except as permitted or required under Section 7.05 or as required under the terms of any Company Plan, take any action to accelerate any material rights or benefits under any Company Plan, (iii) loan or advance money or other property to any present or former officer or director of the Company or any Company Subsidiary or (iv) grant any new or, except as required under Section 7.05, amend any existing, Company Equity Awards;
(g)    make any change in accounting methods, principles or practices, except insofar as may be required by GAAP or applicable Law;
(h)    enter into a new vendor Contract or extend an existing vendor Contract that (i) has a duration beyond one year from the date of execution thereof or, if a Contract renewal, beyond the shortest permitted term of any renewal or (ii) would exceed $250,000 individually;
(i)    make or agree to make any capital expenditures other than in the ordinary course of business generally in accordance with the Company Capital Expenditure Plans;
(j)    make or change any material Tax election (other than in the ordinary course of business, such as electing bonus depreciation), change an annual accounting period, adopt or change any material accounting method, file any amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than in the ordinary course of business), if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of the Company Subsidiaries for any period ending after the Closing Date;
(k)    transfer, lease, license, sell, mortgage, pledge, place a Lien upon or otherwise dispose of any of its property or assets (including capital stock or other equity interest of any of the Company Subsidiaries), except for (i) transfers, leases, licenses, sales or other dispositions of inventory and equipment in the ordinary course of business consistent with past practice and (ii) dispositions or sales of its properties or assets in the ordinary course of business consistent with past practice with a fair market value not to exceed $250,000 individually or $2,000,000 in the aggregate;
(l)    other than (i) as required by the terms of a Contract in effect as of the date hereof or (ii) in the ordinary course of business consistent with past practice in an amount not to exceed $250,000 individually or $2,000,000 in the aggregate, repurchase, prepay or incur any Indebtedness, including by way of a guarantee or an issuance or sale of debt securities or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of the Company Subsidiaries;
(m)    other than in the ordinary course of business consistent with past practice, modify, amend in any material respect, accelerate, terminate or cancel, any Material Contract or waive any right to enforce, relinquish, release, transfer or assign any rights or claims thereunder;
(n)    acquire any interest in real estate, except with respect to cell tower sites in the ordinary course of business consistent with past practice;
(o)    enter into any partnership, joint venture or other similar agreement or arrangement;
(p)    file for any FCC License or any Permit that would constitute an Other Company License (i) outside of the ordinary course of business or (ii) the receipt of which would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the Merger or consummation of the transactions contemplated herein;
(q)    assign, transfer, cancel, fail to renew or fail to extend any FCC License or Other Company License;
(r)    except with respect to customer debts in the ordinary course of business consistent with past practice, (i) settle any Proceeding for an amount in excess of $100,000 (excluding amounts that may be paid under insurance policies) or (ii) cancel, modify or waive any debts or claims held by it or waive any rights having in each case a value or cost in excess of $250,000 individually or $500,000 in the aggregate; or
(s)    authorize any of, or commit or agree to take any of, the foregoing actions.

Notwithstanding the foregoing or any other provision of this Agreement, nothing shall prevent the Company from engaging in or causing intercompany transactions involving the Company and/or the Company Subsidiaries that are undertaken in the ordinary course of business consistent with past practice.
Section 6.02    Alternative Transactions. (a) Except as otherwise permitted by this Section 6.02, until the Effective Time, the Company shall not, and shall not permit any of the Company Subsidiaries, or any director, officer or employee of the Company or any Company Subsidiary, to, or authorize any investment banker, attorney or other advisor or representative retained by it or any of the Company Subsidiaries to, directly or indirectly, (i) initiate, solicit or knowingly encourage, or take any other action to knowingly facilitate, any Alternative Transaction Proposal or the making of any proposal that could reasonably be expected to lead to an Alternative Transaction Proposal, (ii) participate in any discussions or negotiations regarding, or furnish or provide access to any Person any information with respect to, any Alternative Transaction Proposal (except, subject to this Section 6.02, to disclose the existence of the provisions of this Section 6.02), (iii) authorize, approve or cause or permit the Company to enter into any merger agreement, acquisition agreement, memorandum of understanding, letter of intent or similar agreement (other than an Acceptable Confidentiality Agreement) relating to an Alternative Transaction Proposal (an “Alternative Transaction Agreement”) or (iv) agree or resolve to take any actions set forth in clauses (i) through (iii) of this sentence.
(b)    Until the Effective Time, the Company shall promptly (but in any event within one Business Day) notify Parent orally and in writing after receipt of (i) any Alternative Transaction Proposal or any inquiry, offer or proposal that could reasonably be expected to lead to an Alternative Transaction Proposal or (ii) any request for nonpublic information with respect to the Company or Company Subsidiaries relating to any Alternative Transaction Proposal. Such notice shall include the material terms and conditions of such Alternative Transaction Proposal or inquiry, offer, proposal or request (including the identity of the Person making any such Alternative Transaction Proposal, inquiry, offer, proposal or request) and any amendments thereto.
(c)    Notwithstanding anything to the contrary contained in Section 6.02(a), if at any time prior to obtaining the Company Stockholder Approval the Company receives an unsolicited, bona fide Alternative Transaction Proposal from any Person that the Company Board determines in good faith, after consultation with outside legal counsel and its independent financial advisor, is, or could reasonably be expected to lead to, a Superior Proposal, the Company may (i) furnish or provide access to information to the Person making such Alternative Transaction Proposal with respect to the Company or the Company Subsidiaries pursuant to an Acceptable Confidentiality Agreement (it being understood that the Company shall as promptly as is reasonably practicable make available to Parent and Merger Sub any written information concerning the Company or the Company Subsidiaries that is provided to any Person pursuant to this Section 6.02(c)(i) to the extent such information was not previously provided to Parent or Merger Sub) and (ii) engage in discussions or negotiations with such Person and its Representatives with respect to such Alternative Transaction Proposal. Upon Parent’s request, the Company shall provide Parent a reasonably detailed update on the status and terms of any discussions, negotiations, inquiries, offers, proposals or requests relating to any such Alternative Transaction Proposal. Without limiting the generality of the foregoing, the Company shall provide to Parent, as soon as practicable and in any event within one (1) Business Day after receipt or delivery thereof, copies of all draft agreements (and any other transaction documents to the extent such transaction documents contain any financial terms, conditions or other material terms relating to such Alternative Transaction Proposal, and a summary of the terms of any financing commitments related thereto to the extent applicable and available) sent by or provided to the Company.
(d)    Except as set forth in this Section 6.02(d), neither the Company Board nor any committee thereof shall (i) withdraw, withhold, qualify, amend or modify in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board of this Agreement or the Merger, (ii) approve, adopt, endorse or recommend any Alternative Transaction Proposal or Alternative Transaction Agreement or (iii) agree, propose or resolve to take any of the actions set forth in clauses (i) or (ii) of this sentence. Notwithstanding the provisions of the immediately preceding sentence, but subject to the other terms of this Section 6.02(d), prior to the time the Company Stockholder Approval is obtained, the Company Board may (A) if an Intervening Event has occurred, withhold, withdraw, qualify, amend or modify its approval or recommendation of this Agreement and the Merger in connection with such Intervening Event or (B) if the Company has received after the date hereof an Alternative Transaction Proposal that the Company Board determines, after consultation with the Company’s outside legal counsel and its independent financial advisor, is a Superior Proposal, withhold, withdraw, qualify, amend or modify its approval or recommendation of this Agreement and the Merger and approve or recommend such Superior Proposal (any action in clause (A) or (B), a “Change of Recommendation”), in each case if, but only if:
(i)    the Company notifies Parent and Merger Sub in writing (a “Change of Recommendation Notice”), at least four (4) Business Days in advance, that the Company Board intends to effect a Change of Recommendation and the reasons therefor, which notice shall (y) in the case of an Intervening Event, describe in reasonable detail the facts and circumstances giving rise or relating to such Intervening Event, and (z) in the case of a Superior Proposal, identify the Person making such Superior Proposal, describe the material terms and conditions thereof (including any financing commitments related thereto to the extent applicable and available), and include unredacted copies of the most current and complete draft of any proposed Alternative Transaction Agreement;
(ii)    the Company negotiates, and causes its outside legal counsel and independent financial advisor to negotiate, in good faith with Parent and its outside legal counsel and independent financial advisor (to the extent Parent desires to negotiate) during such four (4) Business Day period (the “Notice Period”) to make such adjustments to the terms and conditions of this Agreement as would permit the Company Board not to effect a Change of Recommendation with respect to such Intervening Event or so that such Alternative Transaction Proposal ceases to constitute a Superior Proposal, as the case may be;
(iii)    at the conclusion of the Notice Period, the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and its independent financial advisor, and after taking into account any changes to this Agreement proposed in writing by Parent, that (y) the failure to effect a Change of

Recommendation would reasonably be likely to result in a breach of the directors’ fiduciary duties under applicable Law and (z) in the case of a Superior Proposal, that such Superior Proposal continues to constitute a Superior Proposal; and
(iv)    in the case of a Superior Proposal, the Company terminates this Agreement pursuant to Section 9.01(d)(i) promptly after effecting such Change of Recommendation and immediately prior to or substantially concurrently with such termination, pays to Parent any amounts required to be paid pursuant to Section 9.02(b).
In the event of any material change in the facts or circumstances giving rise to any such Intervening Event or to the terms of any such Superior Proposal (including any change to the amount or form of consideration), the Company shall, in each case, provide Parent with a new Change of Recommendation Notice, except that the Notice Period shall be two (2) Business Days instead of four (4) Business Days, before the Company Board may effect a Change of Recommendation and, in the case of a Superior Proposal, terminate this Agreement.
(e)    Nothing contained in this Section 6.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, failure to so disclose would reasonably be likely to result in a violation of applicable Law; provided, however, that if such disclosure does not reaffirm the approval or recommendation by the Company Board of this Agreement and the Merger or has the substantive effect of withholding, withdrawing, qualifying, amending or modifying, in a manner adverse to Parent and Merger Sub, the approval or recommendation by the Company Board of this Agreement or the Merger, such disclosure shall be deemed to be a Change of Recommendation (it being understood, however, that a “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not be deemed a Change of Recommendation).
(f)    For purposes of this Agreement:
(i)    “Acceptable Confidentiality Agreement” means an agreement with respect to the confidentiality of nonpublic information concerning the Company and the Company Subsidiaries that (A) shall be executed and delivered after the date hereof, (B) does not prohibit the Company from fulfilling its obligations under this Section 6.02 and (C) contains terms substantially similar to those contained in the Confidentiality Agreement;
(ii)    “Alternative Transaction Proposal” means any inquiry, offer or proposal relating to any (A) merger, joint venture, partnership, consolidation, dissolution, liquidation, tender or exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction or (B) other direct or indirect acquisition, in each case under clauses (A) and (B), involving 25% or more of any class of equity securities of the Company or 25% or more of the consolidated total revenues or consolidated total assets (including equity securities of the Company Subsidiaries) of the Company and the Company Subsidiaries, in each case, other than the Merger and the transactions contemplated by this Agreement;

(iii)    “Intervening Event” means any event, change, development or occurrence with respect to the Company and the Company Subsidiaries taken as a whole that (A) is material, (B) does not involve or relate to an Alternative Transaction Proposal or Alternative Transaction Agreement and (C) is not known to or reasonably foreseeable by the Company Board as of the date of this Agreement; and
(iv)    “Superior Proposal” means (A) any bona fide, written proposal made by a third party to merge with or into the Company or (B) any bona fide, written Alternative Transaction Proposal involving 50% or more of the Company Common Stock or 50% or more of the consolidated total revenues or consolidated total assets (including equity securities of the Company Subsidiaries) of the Company and the Company Subsidiaries through a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale or a joint venture, in each case that the Company Board, after consultation with its outside legal counsel and independent financial advisor and after taking into account all relevant financial, legal, regulatory and other aspects of such proposal, including the estimated timing and probability of consummation and the Person or group making such proposal, determines in its good faith judgment to be more favorable, from a financial point of view, to the stockholders of the Company than the Merger.
ARTICLE VII
ADDITIONAL AGREEMENTS
Section 7.01    Stockholders Meeting. The Company shall, as promptly as is reasonably practicable following the date of this Agreement and the mailing of the Proxy Statement (as defined below), convene and hold a meeting of the holders of the Company Common Stock (the “Company Stockholders Meeting”) to vote on the adoption of this Agreement in accordance with the Company Charter, the Company Bylaws and applicable Law. The Company Stockholders Meeting may be postponed or temporarily adjourned (a) for the absence of a quorum, (b) to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith (after consultation with outside counsel) is necessary under applicable Law to be disseminated and reviewed by the Company’s stockholders (including with respect to the Company’s receipt of an Alternative Transaction Proposal, subject to the Company’s compliance with Section 6.02) or (c) to allow additional solicitation of votes in order to obtain the Company Stockholder Approval. The Company shall be permitted to take such actions at the Company Stockholders Meeting as it otherwise would have undertaken at its 2015 annual stockholders meeting.
Section 7.02    Proxy Statement. As promptly as is reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to the adoption of this Agreement by the holders of the Company Common Stock at the Company Stockholders Meeting. The Company shall as promptly as is reasonably practicable notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, and the Company shall as promptly as is reasonably practicable provide Parent with copies of all material correspondence between the Company or its Representatives and the SEC and its staff relating to the Proxy Statement or the transactions contemplated hereby. Prior to filing the Proxy Statement with the SEC or responding to any comments of the SEC with respect thereto, the Company shall (a) give Parent a reasonable opportunity to review and comment on such document or response and (b) include in such document or response comments reasonably proposed by Parent. The Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to the holders of the Company Common Stock as promptly as reasonably practicable after the text of the Proxy Statement has been adjusted to satisfactorily address any comments raised by the SEC. The Company and Parent each agree to correct any information provided by it for use in the Proxy Statement that shall have become false or misleading. Parent will furnish (or cause to be furnished) to the Company the information relating to Parent and its Affiliates to be set forth in the Proxy Statement and otherwise cooperate with the Company in the preparation of the Proxy Statement. Except as expressly permitted by Section 6.02(d), the Company shall include in the Proxy Statement the recommendation of the Company Board that the holders of the Company Common Stock vote in favor of the adoption of this Agreement. In the event that subsequent to the date of this Agreement, the Company Board effects a Change of Recommendation as permitted by this Agreement, the Company nevertheless shall continue to solicit proxies and submit this Agreement to the holders of the Company Common Stock for adoption at the Company Stockholders Meeting unless this Agreement shall have been terminated in accordance with its terms. The Company shall ensure that the Proxy Statement complies in all material respects with applicable Laws.
Section 7.03    Access to Information; Confidentiality.
(a)    Upon reasonable notice, and except as may otherwise be prohibited by applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent, and to Parent’s officers, employees, accountants and advisors, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, assets, books and records, Contracts, personnel (including access to documentation related to environmental and zoning matters and FCC Licenses and Other Company Licenses); provided, however, that the foregoing shall not require the Company to permit any inspection, or to disclose any information to the extent that, in the reasonable judgment of the Company, it would result in the disclosure of any trade secrets of third parties or violate any of its contractual obligations or any obligations with respect to confidentiality or privacy (provided that the Company shall use its reasonable best efforts to provide such access or disclosure in a manner that does not violate any such legal or contractual obligations); and provided, further, that nothing in this Section 7.03 shall require the Company to take or allow any action that would unreasonably interfere with the Company’s or any Company Subsidiary’s business or operations. In addition, from the date hereof to the Effective Time, the Company shall, and shall cause its Representatives to, (i) reasonably cooperate and consult with Parent regarding Parent’s transition and post-closing integration planning as reasonably requested by Parent, (ii) keep Parent reasonably informed as to the status of the VAE Wind-Down and the Tower Sale (including with respect to the estimated and actual costs and expenses thereof, purchase price adjustments thereto and anticipated timing for completion) and the Company’s business and financial condition generally, (iii) provide Parent, on a monthly basis, with (A) financial reports (including a consolidated income statement, balance sheet and statement of cash flows) with respect to the Company and the Company Subsidiaries and (B) the total number of Subscribers, indicating the number of Subscribers that are prepaid and postpaid, (iv) provide Parent with devices, data files and other information reasonably required to support the development and testing of the customer migration process and (v) cooperate with and provide reasonable assistance to Parent and Sprint in developing a customer migration process as contemplated in the Sprint Agreements. Upon the request of Parent, the Company shall permit Parent, jointly with the Company, to contact and hold discussions or negotiations with counter-parties to Contracts to which the Company or any Company Subsidiary is a party for the purpose of obtaining the Consent of any such party and addressing any other terms in such Contract as requested by Parent in connection with the Sprint Transactions. Within fifteen (15) days after the date hereof, subject to putting in place mutually agreeable procedures with respect to Parent’s and Sprint’s review of such Contracts (which shall include, with respect to Sprint’s review, redacting customer names and other identifying information), the Company shall (i) use its commercially reasonable efforts to locate copies of each Enterprise Customer Agreement (which efforts shall include contacting the applicable customer with respect to any Enterprise Customer Agreement that is not in the Company’s possession), and (ii) provide Parent with true and complete copies of each Enterprise Customer Agreement it was able to locate (which copies may be provided by Parent to Sprint pursuant to the mutually agreeable procedures contemplated herein) and (iii) provide Parent with written summaries of the material terms of the Material Enterprise Customer Agreements that the Company was not able to locate (which summaries may be provided to Sprint pursuant to mutually agreeable procedures contemplated herein). Within ninety (90) days after the date hereof, subject to putting in place mutually agreeable procedures with respect to Parent’s and Sprint’s review of such Contracts, the Company shall use its commercially reasonable efforts to (x) enter into replacement Enterprise Customer Agreements (on the same terms and conditions) with respect to any Enterprise Customer Agreements that the Company was not able to locate, (y) prepare written summaries of the material terms of the other Enterprise Customer Agreements that the Company was not able to locate or replace (which summaries may be provided to Sprint pursuant to mutually agreeable procedures contemplated herein) and (z) obtain the applicable customers’ approvals of the written summaries of the Enterprise Customer Agreements it was not able to locate or replace. In no event shall the Company or any Company Subsidiary be required pursuant to this Section 7.03 to conduct or allow to be conducted any invasive testing of soil, groundwater or building components at any property of the Company or any Company Subsidiary. No investigation pursuant to this Section 7.03 shall affect any representation or warranty in this Agreement of any party or any condition to the obligations of the parties. All information exchanged pursuant to this Section 7.03 shall be subject to the Confidentiality Agreement, and the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.
(b)    Subject to applicable Laws and upon Parent’s reasonable request, the Company shall reasonably cooperate with Sprint and its employees and representatives, in a reasonable manner during normal business hours and upon reasonable prior notice, in order to facilitate (i) the migration of the Company’s billing, IT and other systems and (ii) the transition of the Company’s and the Company Subsidiaries’ subscribers to Sprint; provided, however, that in no event shall the Company be obligated to provide Sprint or any of its employees or representatives information that the Company, in its sole discretion, reasonably believes is competitively sensitive or that the Company, in its sole discretion, reasonably believes could be harmful to its business if the Closing does not occur.

Section 7.04    Reasonable Best Efforts; Notification; Filings. (a) Upon the terms and subject to the conditions set forth in this Agreement, except as may be otherwise provided in this Agreement, each of the parties hereto shall use its respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby and to cause the conditions to the Merger set forth in Article VIII to be satisfied as promptly as practicable, including (i) obtaining all necessary Consents from Governmental Entities and the making of any other necessary notices, registrations and filings and the taking of all reasonable steps as may be necessary to obtain any other necessary Consent from, or to avoid an action or Proceeding by, any Governmental Entity (including under the HSR Act and the FCC Rules), (ii) obtaining all Consents necessary or advisable to be obtained from third parties in order to consummate the Merger or any of the other transactions contemplated by this Agreement, including the Debt Financing, (iii) defending any Proceedings brought against such party challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to avoid the entry of, or to have reversed, terminated or vacated, any Order enjoining or prohibiting the Merger), (iv) engaging in divestitures, licenses, hold separate arrangements or similar matters (including covenants affecting business operating practices) and (v) executing and delivering any additional instruments necessary to consummate the Merger and other transactions contemplated hereby and to fully carry out the purposes of this Agreement. To the extent not prohibited by applicable Law or any Governmental Entity, upon the terms and subject to the conditions set forth in this Agreement, each of Parent and the Company shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and shall work cooperatively with the other in connection with obtaining all required Consents of any Governmental Entity, including (A) promptly notifying the other of, and, if in writing, furnishing the other with copies of (or, in the case of material oral communications, advising the other orally of) any material communications from or with any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (B) permitting the other to review and discuss in advance, and considering in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Entity, (C)  promptly notifying the other of any meeting with any such Governmental Entity, (D) furnishing the other with copies of all substantive correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the Merger and (E) cooperating with the other to furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with the parties’ mutual cooperation in preparing any necessary filings or submissions of information to any such Governmental Entity.
(b)    Subject to the terms and conditions herein provided and without limiting the foregoing, each of the parties hereto shall as promptly as reasonably practicable (but in no event later than fifteen (15) days after the date hereof) (i) make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) file all such applications (the “FCC Applications”) as are required to be filed with the FCC to obtain the FCC’s approval for the Merger and respond as promptly as practicable to any additional requests for information received from the FCC by any party to an FCC Application, and (iii) file all such applications as are required to be filed with any PUC to obtain the PUC’s approval for the Merger and respond as promptly as practicable to any additional requests for information received from the PUC by any party to an FCC Application. Subject to the terms and conditions herein provided and without limiting the foregoing, each of the parties hereto shall make all Required Regulatory Notice filings immediately prior to Closing. The Company shall, upon Parent’s request, reasonably cooperate with Parent and Sprint in order to jointly file all necessary notices, reports and other filings with Parent and Sprint to obtain the Required Regulatory Approvals. Each of the parties hereto shall use its respective reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals and (z) taking all such further action as reasonably may be necessary to resolve such objections, if any, as the FCC, the Federal Trade Commission, the Antitrust Division of the Department of Justice, state telecommunications, utility, antitrust enforcement or competition authorities of any other jurisdiction or any other person may assert under relevant telecommunications, utility, antitrust or competition laws with respect to the transactions contemplated hereby, including the Debt Financing; provided, however, that nothing in this Agreement, including this Section 7.04, shall require, or be construed to require, Parent or any of its Affiliates to (A) sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate (or proffer, agree or consent to any such actions), whether before or after the Effective Time, any assets, properties, licenses, permits, operations, rights, product lines, businesses or interest therein of Parent, the Company or any of their respective Affiliates (including the Surviving Corporation and its Subsidiaries) or (B) proffer, agree or consent to or otherwise effect or become subject to any changes (including through a licensing arrangement), restriction or condition on, or other impairment of, Parent’s, the Company’s or any of their respective Subsidiaries’ (including the Surviving Corporation and its Subsidiaries) ability to own, lease or operate any assets, properties, licenses, operations, rights, product lines, businesses or interests therein or Parent’s or any of its Affiliates’ ability, directly or indirectly, to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock or other equity interest of the Surviving Corporation and its Subsidiaries, if, in the case of clause (A) or (B), any such actions or requirements would, individually or in the aggregate, reasonably be expected to adversely affect in any material respect the combined business of Parent and the Surviving Corporation, taken as a whole and after giving effect to the Merger and other transactions contemplated herein (any such action or requirement, an “Adverse Regulatory Condition”), and, provided, further, that (1) neither the Company nor any Company Subsidiary shall take, or proffer, consent or agree to, any of the actions or requirements set forth in clause (A) or (B) without the prior written consent of Parent and (2) neither Parent nor any of its Affiliates shall be required to take any action that is not conditioned upon the occurrence of the Effective Time.
(c)    In the event any Proceeding by any Governmental Entity or other Person is commenced that challenges the validity or legality of this Agreement or the Merger or seeks damages or conditions in connection therewith, except as otherwise permitted by this Agreement or necessary to avoid violation of applicable Law, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. Parent shall be entitled to control the defense and settlement of any such Proceeding but shall provide the Company reasonable opportunity to participate in the defense or settlement thereof.

(d)    At or immediately prior to the Closing, upon written request by Parent to do so, the Company shall arrange for the delivery to Parent of copies of payoff letters in customary form and substance, from the administrative agent or other similar agents under any credit agreements or facilities or loan instruments of the Company or the Company Subsidiaries that Parent intends to pay off, refinance or otherwise satisfy at Closing, and for the release of all Liens and other security over the Company’s and the Company Subsidiaries’ properties and assets securing their obligations thereunder, as applicable, together with the return of any collateral in the possession of the applicable administrative agent or similar agent, at the Closing.
(e)    Without limiting the generality of Section 7.04(a), in order to make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby and to cause the conditions to the Merger set forth in Article VIII to be satisfied as promptly as practicable, each party shall, and, to the extent applicable, shall cause its Affiliates to, use its best efforts to perform all contractual obligations, satisfy all contractual closing conditions and furnish all deliverables, in each case, as is necessary under contracts upon which the closing of the Merger is expressly conditioned (it being understood and agreed that in entering in this Agreement the Company is relying in good faith on the obligations of Parent set forth in this Section 7.04(e)); provided, however, that nothing in this Agreement shall require Parent, SPC or their respective Affiliates to (x) (i) waive any contractual closing condition in the Sprint Agreements, (ii) waive, relinquish or refuse to enforce any right under any of the Sprint Agreements, (iii) take any action not expressly required by the Sprint Agreements to be taken, including for the purpose of (A) obtaining any Consents of any Governmental Entities or other Persons that are necessary or advisable in order to consummate the Sprint Transactions or (B) defending any Proceedings brought against Parent, Merger Sub, SPC, Sprint or any of their respective Affiliates with respect to or in connection with the Sprint Transactions or the Sprint Agreements, or (iv) agree to any of the foregoing if, in the case of clause (i), (ii), (iii) or (iv), it would, individually or in the aggregate, reasonably be expected to adversely affect in any material respect the expected benefits to Parent of the Sprint Transactions taken as a whole (a “Benefit Reduction”), or (y) initiate any suit, action or proceeding to enforce its contractual or other rights under any of the Sprint Agreements.
(f)    Parent shall not, and shall cause SPC and its other Affiliates not to, (i) exercise the termination right set forth in Section 8.1(b) of the Sprint Master Agreement or (ii) exercise any other termination right set forth in the Sprint Master Agreement unless (A) the consequences of Parent not exercising a termination right would reasonably be expected to result in a Benefit Reduction and (B) Parent provides the Company with at least 30 days’ prior written notice in advance of exercising such termination right. Parent shall not, and shall cause its Affiliates not to, without the prior written consent of the Company, (y) amend, change, supplement, modify, substitute or replace any term or condition of any of the Sprint Agreements or (z) alter, change, modify or restructure in any manner any of the Sprint Transactions unless, in the case of each of clause (y) and (z), any such amendment, change, supplement, modification, substitution, replacement, alteration or restructuring would not prevent or delay the Closing or otherwise adversely impact the Company.
Section 7.05    Company Equity Awards. (a) At the Equity Award Cancellation Time, each Company Stock Option then outstanding (whether vested or unvested), including each Company Stock Option with an exercise price per share equal to or exceeding the Merger

Consideration, shall be canceled and, in consideration of such cancellation, Parent shall pay or cause to be paid to the holder on the first Business Day following the Equity Award Cancellation Time, in full satisfaction of such Company Stock Option, an amount (but not less than zero) in cash equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price with respect to such Company Stock Option, and (ii) the number of shares of Company Common Stock subject to such outstanding Company Stock Option.
(b)    At the Equity Award Cancellation Time, each Company Restricted Stock Award then outstanding, shall become fully vested and free of restrictions and shall be treated in accordance with Section 3.01.
(c)    As of the Closing Date, any outstanding Company Performance Stock Unit Award for which the performance period has commenced shall become earned and eligible to become payable pursuant to the terms of the award agreement and the applicable Company Equity Plan as of the Closing Date, based upon the Company’s performance through the Closing Date and the Merger Consideration. With respect to any outstanding Company Performance Stock Unit Awards for which the performance period has not commenced prior to the Closing Date, such Awards shall be forfeited without payment upon Closing pursuant to the terms of the award agreement and the applicable Company Equity Plan.
(d)    No purchase rights shall be granted under the Employee Stock Purchase Plan after the date of this Agreement, and all purchase rights outstanding under the Employee Stock Purchase Plan as of the date of this Agreement shall be automatically exercised on the purchase date next following the date of this Agreement or, if earlier, immediately prior to the Equity Award Cancellation Time (provided such purchase rights are otherwise outstanding at such date). Between the date of this Agreement and the purchase date next following the date of this Agreement, up to 2,000 shares of Company Common Stock may be issued under the Employee Stock Purchase Plan. To the extent that any accumulated participant contributions to the Employee Stock Purchase Plan remain after exercise in accordance with the preceding provisions of this Section 7.05(d), such contributions shall be returned to participants immediately after such exercise in accordance with the Employee Stock Purchase Plan and the Company shall terminate the Employee Stock Purchase Plan as of the Equity Award Cancellation Time.
(e)    Upon the terms and subject to the conditions set forth in this Agreement, Parent and the Company shall (i) take all actions reasonably necessary to cause the actions and effects specified in Sections 7.05(a), (b), (c) and (d) to occur, and (ii) provide reasonable cooperation to each other in connection with the actions contemplated by this Section 7.05.
(f)    All amounts payable pursuant to this Section 7.05 shall be subject to any required withholding of taxes and shall be paid without interest.
Section 7.06    Indemnification. (a) From and after the Effective Time, each of Parent and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless each present and former director and officer of the Company or any of the Company Subsidiaries and each person who served at the request of the Company or any Company Subsidiary as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (collectively, the “Indemnified Parties”) against any costs or expenses (including fees and expenses of counsel), judgments, fines, penalties, interest, losses, claims, damages or liabilities and amounts paid in settlement (collectively, “Losses”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time relating to the Indemnified Party’s service with or at the request of the Company, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent such Indemnified Parties are entitled to indemnification by the Company under the Company Charter and the Company Bylaws. From and after the Effective Time, to the fullest extent an Indemnified Party is entitled to advancement of expenses from the Company under the Company Charter and the Company Bylaws, expenses (including attorneys’ fees) incurred by such Indemnified Party in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by Parent or the Surviving Corporation in advance of the final disposition of such action, suit or proceeding, subject to receipt of an undertaking by or on behalf of such Indemnified Party to repay such amounts to the extent it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified under the DGCL. The indemnification rights hereunder are not exclusive and shall be in addition to any other rights such Indemnified Party may have under any Law or Contract or any organizational documents of any Person, under the DGCL or otherwise. The certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Parent shall cause the Surviving Corporation to fulfill and honor, provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable to the Indemnified Parties as those set forth in the Company Charter and Company Bylaws as of the date of this Agreement, and those provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any of the Indemnified Parties. The parties agree that the provisions relating to exoneration of directors and officers and the rights to indemnification and advancement of expenses incurred in defense of any action or suit in the Company Charter or Company Bylaws and the comparable organizational documents of the Company Subsidiaries with respect to matters occurring through the Effective Time shall survive the Merger and shall continue in full force and effect for a period of six (6) years from the Effective Time; provided that all rights to indemnification and advancements in respect of any action, suit or proceeding pending or asserted or claim made within such period shall continue until the disposition of such action, suit or proceeding or resolution of such claim.
(b)    If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.06.
(c)    Parent and the Surviving Corporation shall be jointly and severally liable for and, to the fullest extent permitted by applicable Law, shall pay (within ten (10) days of receiving a reasonably detailed invoice therefor) all reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel) that an Indemnified Party may incur in successfully enforcing the indemnity and other rights and obligations provided for in this Section 7.06.

(d)    The provisions of this Section 7.06 are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses or contribution that any such Person may have by contract or otherwise. No release executed by any Indemnified Party in connection with his or her departure from the Company or any of the Company Subsidiaries shall be deemed to be a release or waiver of any of the indemnity or other rights provided such Indemnified Party in this Section 7.06, unless the release or waiver of the provisions of this Section 7.06 is expressly provided for in such release.
Section 7.07    Public Announcements. Except with respect to any action taken pursuant to Section 6.02 or Section 9.01, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and approve (such approval not to be unreasonably withheld, conditioned or delayed) any press release or other public statements with respect to this Agreement and the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, by court process or by obligations pursuant to any listing agreement with any national securities exchange.
Section 7.08    Employee Matters. (a) With respect to employee benefit plans, programs, policies and arrangements that are established or maintained by Parent or its Affiliates (including the Company and the Company Subsidiaries) (the “Parent Benefit Plans”) for the benefit of each person who is employed by the Company or any of the Company Subsidiaries as of the Closing Date (the “Company Employees”) and, to the extent applicable, any former employees of the Company and the Company Subsidiaries (“Former Company Employees”) (and their eligible dependents), Company Employees and Former Company Employees (and their eligible dependents) shall be given credit for their service with the Company and the Company Subsidiaries (i) for all purposes of eligibility to participate and vesting and benefit accrual under retirement, welfare, vacation and severance plans (but not benefit accrual purposes under a defined benefit pension plan) to the extent such service was taken into account under a corresponding Company Plan and (ii) for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations and shall be given credit for amounts paid under a corresponding Company Plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Benefit Plans. Notwithstanding the foregoing provisions of this Section 7.08(a), service and other amounts shall not be credited to Company Employees or Former Company Employees (or their eligible dependents) to the extent the crediting of such service or other amounts would result in the duplication of benefits.
(b)    Prior to and effective upon the Closing Date, Parent or one of its Affiliates may make written offers of employment to such Company Employees that it determines in its sole discretion. The written offer of employment shall be for employment on an at-will basis and shall provide that, as a condition of the acceptance of the offer, such Company Employee must waive the Company Employee’s right to receive severance benefits under the Company Plans that provide such benefits. Any such Company Employee who, as of the Closing Date, has accepted the written offer of employment from Parent or one of its Affiliates is referred to herein as a “Continuing Employee”.
(c)    Beginning on the Closing Date and during continued employment with Parent or its Affiliates, each Continuing Employee:
(i)    shall receive the annual base salary or hourly wage that is specified in the Continuing Employee’s offer of continuing employment with Parent or its Affiliate;
(ii)     shall be eligible to earn an annual cash bonus or incentive payment for the calendar year that includes the Closing Date that is equal to the sum of (x) the amount earned under the applicable incentive plan that is a Company Plan for the portion of such year that ends on the Closing Date plus (y) the amount earned under the Parent Benefit Plan that is an incentive plan for the portion of such year beginning on the day after the Closing Date; such total amount, if any, to be paid on the same date that incentives are paid under such Parent Benefit Plan, subject to the provisions of Attachment 2 to Section 6.01of the Company Disclosure Schedule; and
(iii)    shall continue to participate through December 31, 2015 or, if later, the Closing, in the Company Plans in which the Continuing Employee was participating on the Closing Date (other than the Company Equity Plans). Parent, in its discretion, may allow Continuing Employees to continue participation in one or more Company Plans after such date until the date determined by Parent and thereafter Continuing Employees shall be eligible to participate in the Parent Benefit Plans in accordance with the terms and conditions of the Parent Benefit Plans subject to the terms and conditions of this Section 7.08.
(d)    Prior to the Closing (or within a reasonable time after the Company Employee rejects a written offer of employment, if applicable), Parent or one of its Affiliates shall use its reasonable best efforts to give written notice to each Company Employee who is not a Continuing Employee of Parent’s reasonable and good faith estimate of the date that the Company Employee’s employment with Parent and its Affiliates is expected to end; provided, however, that such date shall be no later than the first anniversary of the Closing Date. Beginning on the Closing Date and during continued employment with Parent or its Affiliates, each Company Employee as of the Closing Date who is not a Continuing Employee:
(i)    shall continue to receive the annual base salary or hourly wage that such Company Employee was eligible to receive on the Closing Date;
(ii)    shall be eligible to earn an annual cash bonus or incentive payment for the calendar year that includes the Closing Date that is equal to the amount earned under the applicable incentive plan that is a Company Plan in which such Company Employee was participating, subject to the provisions of Attachment 2 to Section 6.01 of the Company Disclosure Schedule; and
(iii)    shall continue to participate through December 31, 2015 or, if later, the Closing, in the Company Plans in which such Company Employee was participating on the Closing Date (other than the Company Equity Plans). Parent, in its discretion, may allow such Company Employee to continue participation in one or more of the Company Plans after such date until the date determined by Parent and thereafter each Company Employee shall be eligible to participate in the Parent Benefit Plans in accordance with the terms and conditions of the Parent Benefit Plans, subject to the terms and conditions of this Section 7.08. Notwithstanding the foregoing, any such Company Employee whose employment with Parent and its Affiliates (including the Company and the Company Subsidiaries) ends before the second anniversary of the Closing Date shall receive severance benefits in accordance with and subject to the terms and conditions of the Company Plans in which such Company Employees participated immediately prior to the Closing Date.
(e)    Each Company Employee who receives a Key Employee Stay Bonus Retention Award in accordance with Attachment 2 to Section 6.01 of the Company Disclosure Schedule shall be entitled to receive any amount that is earned and becomes payable in accordance with the terms of such award.
(f)    Nothing in this Section 7.08 constitutes a contract of employment or guarantees any person, including any Company Employee, continued employment or particular compensation or employee benefits after the Closing. In addition, nothing contained herein shall (i) be treated as an amendment of any Company Plan, Parent Benefit Plan or any other benefit plan, policy or program or (ii) give any third party, including any Company Employees or any successor, beneficiary or representative thereof, any right to enforce the provisions of this Section 7.08.
Section 7.09    Section 16(b). Prior to the Effective Time, the Company shall take all actions reasonably necessary to cause any dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 7.10    Financing. (a) The Company agrees to use reasonable best efforts to provide such assistance (and to cause the Company Subsidiaries, and to use reasonable best efforts to cause its and their respective Representatives, to provide such assistance) as reasonably requested by Parent in connection with arranging, obtaining and syndicating the Debt Financing as contemplated by the Debt Commitment Letter. Such cooperation shall include each of the following: (i) participation in, and assistance with, the Marketing Efforts related to the Debt Financing, including furnishing to Parent and the Financing Sources, as promptly as is reasonably practicable following Parent’s request, such pertinent and customary information as reasonably necessary to consummate the Marketing Efforts or assemble the Marketing Material, (ii) participation by senior management of the Company in, and assistance with, the preparation of customary rating agency presentations and a reasonable number of meetings with rating agencies, (iii) timely delivery to Parent and its Financing Sources of the Financing Deliverables and (iv) participation by senior management of the Company in the negotiation of the Debt Financing Documents and the execution (to the extent applicable) and delivery of the Financing Deliverables. The Company hereby consents to the use of all of its and the Company Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to, or reasonably likely not to, harm or disparage the

Company or the Company Subsidiaries or the reputation or goodwill of the Company or any Company Subsidiary. Notwithstanding anything to the contrary herein, neither the Company, the Company Subsidiaries nor any of their respective personnel or advisors shall be required to provide any such assistance which would unreasonably interfere with the ongoing operations of the Company or the Company Subsidiaries. Further, such assistance shall not include any actions that the Company reasonably believes would (i) result in a violation of any confidentiality arrangement or material agreement or the loss of any legal or other applicable privilege (provided that the Company shall use its reasonable best efforts to perform such actions in a manner that does not violate such obligations or privilege), (ii) cause any representation or warranty in this Agreement to be breached or any condition to Closing set forth in Article VIII to fail to be satisfied, (iii) cause the Company or any of the Company Subsidiaries to incur any actual or potential liability in connection with the arranging, marketing or syndication of the Debt Financing (including the Marketing Efforts) or such assistance or (iv) require the Company or any of its Affiliates to prepare or provide any financial statements or other similar financial data other than the Financial Statements. All such assistance referred to in this Section 7.10(a) shall be at Parent’s written request with reasonable prior notice and at Parent’s sole cost and expense and Parent shall promptly reimburse the Company and the Company Subsidiaries for all reasonable and documented out-of-pocket costs and expenses as incurred by the Company or any Company Subsidiaries in connection with providing the assistance contemplated by this Section 7.10(a) promptly upon presentment of invoices therefor. Such assistance shall not require the Company or any of its Affiliates to agree to any contractual obligation relating to the Debt Financing that is not expressly conditioned upon the consummation of the Merger and that does not terminate without liability to the Company or any of its Affiliates upon the termination of this Agreement. Neither the Company nor any of its Affiliates shall be required to make any representation or warranty in connection with the Debt Financing or the arranging, marketing or syndication thereof (including the Marketing Efforts) prior to the Closing Date. Parent shall indemnify and hold harmless the Company, the Company Subsidiaries and their respective Affiliates, directors, officers, employees and agents from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties actually suffered or incurred in connection with the arrangement of the Debt Financing, any assistance or activities provided in connection with the Debt Financing as contemplated by this Section 7.10(a), or any provision of any information utilized in connection with the Debt Financing or the arrangement thereof, except to the extent attributable to fraud or intentional misconduct. All non-public or otherwise confidential information regarding the Company and its business obtained by Parent or the Financing Sources pursuant to this section shall be kept confidential in accordance with the Confidentiality Agreement, except that such information may be disclosed to “private side” lenders that agree to customary confidentiality obligations in connection with the arranging, marketing or syndication of the Debt Financing.
(b)    Parent shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to arrange the Debt Financing as promptly as practicable following the date of this Agreement and to consummate the Debt Financing on the Closing Date. Such actions shall include the following: (i) maintaining in effect the Debt Commitment Letter, provided that Parent may replace or amend the Debt Commitment Letter so long as such replacement or amendment would not (A) adversely impact or delay in any material respect the ability of Parent to consummate the Merger or the Debt Financing, (B) delay in any material respect or prevent the Closing, or (C) modify the Financing

Conditions or create any new condition to the Debt Financing (other than the Financing Conditions) if such modification or creation would delay in any material respect or prevent the Closing or make the funding of the loans and the making available of the commitments under the Debt Financing (or the satisfaction of any condition to obtaining the Debt Financing) less likely to occur, (ii) satisfying on a timely basis at or prior to the Closing all Financing Conditions that are within Parent’s or any of its Affiliates’ control, (iii) negotiating, executing and delivering Debt Financing Documents that reflect the terms contained in the Debt Commitment Letter (including giving effect to any “market flex” provisions contained in the Flex Letter) and that are subject to conditions precedent to the consummation of the Debt Financing no less favorable to Parent than the Financing Conditions (and, in any event, on terms and conditions that would not materially and adversely impact the ability of Parent to timely consummate the Debt Financing or the Closing), (iv) subject to the satisfaction or waiver of the Financing Conditions and the conditions set forth in Section 8.01 and Section 8.03, causing the funding of the loans and the making available of the commitments under the Debt Financing no later than the date on which the Closing is required to occur hereunder and (v) using reasonable best efforts to enforce its rights under the Debt Commitment Letter. Parent shall give the Company prompt notice of any Financing Failure Event. Upon the reasonable request of the Company, Parent will confer with the Financing Sources and confirm, to the Knowledge of Parent, (A) the Financing Sources’ intent and ability to perform, and the availability of the Debt Financing, under the Debt Commitment Letters, subject only to satisfaction or waiver of the Financing Conditions, and (B) that Parent is not aware of any event or condition that would reasonably be expected to result in the failure of a Financing Condition. Except as otherwise specifically permitted by clause (i) of this Section 7.10(b) or specifically required by Section 7.10(c), neither Parent nor any of its Affiliates shall be permitted to amend, modify, supplement, restate, assign, substitute or replace, or otherwise waive any obligation or remedy under, the Debt Commitment Letter or any Debt Financing Document. Except as otherwise specifically required by Section 7.10(c), Parent shall not consent to, or otherwise effect, any commitment reduction, commitment termination, commitment cancellation or other similar event under the Debt Commitment Letter or any Debt Financing Document that would, in any manner, terminate, cancel, limit or reduce the commitments of the Financing Sources to provide, subject to the Financing Conditions, the Debt Financing at the Closing in a manner that would prevent Parent from having the funds necessary under the Debt Commitment Letter to complete the Merger, in each case, without the prior written approval of the Company (which approval shall not be unreasonably withheld, conditioned or delayed). Parent shall not consent to any assignment of rights or obligations under the Debt Commitment Letter without the prior written approval of the Company, such approval not to be unreasonably withheld, conditioned or delayed (it being understood that such approval shall not be deemed to be unreasonably withheld, conditioned or delayed if such assignment would, in the reasonable judgment of the Company, materially impede, hinder or delay the Closing or Parent’s ability to obtain the full Debt Financing at or prior to the Closing). Upon the Company’s reasonable request, Parent shall consult with and keep the Company informed upon request in reasonable detail of the status of its efforts to obtain the Debt Financing.
(c)    In the event any portion of the Debt Financing contemplated by the Debt Commitment Letter becomes unavailable on the terms and conditions contemplated (including flex provisions) in the Debt Commitment Letter, Parent shall (i) promptly notify the Company thereof, and (ii) use its reasonable best efforts to promptly arrange and obtain any such portion from alternative sources (the “Alternative Financing”); provided, that, without the prior consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), the conditions precedent to such Alternative Financing shall not include any conditions other than the Financing Conditions. Parent shall obtain, and when obtained, promptly provide the Company with a true and complete copy of, any Alternative Financing commitment and the executed fee letter associated therewith (with only the fee amounts redacted), and to the extent applicable, thereafter (x) any reference in this Agreement to the “Debt Financing” shall include the debt financing contemplated by such commitment letter (including fee letters) for the Alternative Financing, (y) any reference in this Agreement to the “Debt Commitment Letter” or the “Financing Sources” shall be deemed to be the commitment letter (including fee letter) for the Alternative Financing and the lenders or other providers of such Alternative Financing, respectively, and (z) any reference in this Agreement to the Financing Conditions shall include the conditions to the Alternative Financing set forth in the commitment letter (including fee letter) for the Alternative Financing referred to in the prior clause (y).
Section 7.11    Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its covenants and agreements, and comply with its obligations, under this Agreement, including consummating the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement.
Section 7.12    Parent Vote. Parent shall vote (or consent with respect to) or cause to be voted (or cause a consent to be given with respect to) any shares of Company Common Stock beneficially owned by it or any of its Subsidiaries or other Affiliates or with respect to which it or any of its Subsidiaries or other Affiliates has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of the Company by consent in lieu of a meeting).
Section 7.13    Notification of Certain Matters. The Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of any event, change or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of any of the conditions set forth in Section 8.01 or Section 8.02 of this Agreement (in the case of Parent and Merger Sub) or Section 8.01 or Section 8.03 of this Agreement (in the case of the Company), to be satisfied. The delivery of any notice pursuant to this Section 7.13, however, shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. If any event or matter arises after the date of this Agreement that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or that is necessary to correct any information in the Company Disclosure Schedule that has been rendered inaccurate thereby, then the Company shall promptly supplement or amend the Company Disclosure Schedule that it has delivered pursuant to this Agreement and deliver such supplement or amendment to Parent. No such supplement or amendment shall be deemed to cure any breach of any representation or warranty made in this Agreement or have any effect for purposes of satisfying any of the conditions set forth in Section 8.03 or the compliance by the Company with any covenant set forth herein, provided that the delivery of any such notice, supplement or amendment shall not be deemed an admission by the Company that any condition in Article VII is not or will not be satisfied or that a Company Material Adverse Effect has occurred.
Section 7.14    Transaction Litigation. Each of the Company and Parent shall give the other party the opportunity to participate in, and shall keep the other party reasonably informed with respect to, the defense of any litigation against it or its directors or officers relating to the transactions contemplated by this Agreement, the Voting Agreement or the Merger; provided, however, that no settlement of any such litigation shall be agreed to without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 7.15    Control of Operations. Nothing contained in this Agreement shall be deemed to give Parent or the Company, directly or indirectly, the right to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.
Section 7.16    Transfer Taxes. All Transfer Taxes, if any, and any penalties or interest with respect to the Transfer Taxes, payable in connection with the consummation of the Merger, and all Stock Transfer Taxes, if any, and any penalties or interest with respect to any such Stock Transfer Taxes shall be paid by either Merger Sub or the Surviving Corporation, and shall not be paid out of the aggregate Merger Consideration.
Section 7.17    Termination of Shareholders Agreement. The Company shall take all actions so that, as of the Effective Time, the Shareholders Agreement shall have been terminated and be of no further force or effect.
ARTICLE VIII
CONDITIONS PRECEDENT
Section 8.01    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable Law) at or prior to the Effective Time of each of the following conditions:
(a)    The Company Stockholder Approval shall have been obtained.
(b)    All Required Regulatory Approvals shall have been obtained by Final Order and without the imposition, individually or in the aggregate, of any Adverse Regulatory Condition.
(c)    All Required Regulatory Notices shall have been made in accordance with Section 7.04(b).
(d)    There shall not be pending any Proceeding in which a Governmental Entity of competent jurisdiction is seeking to (i) restrain, enjoin or otherwise prohibit or make illegal the consummation of the Merger or the other transactions contemplated, or (ii) impose an Adverse Regulatory Condition.

(e)    No Law or Order shall have been enacted, entered, promulgated, issued or enforced by any Governmental Entity of competent jurisdiction and shall be in effect that permanently or preliminarily restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.
Section 8.02    Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to consummate the Merger is also subject to the satisfaction or waiver (to the extent permitted by applicable Law) at or prior to the Effective Time of each of the following conditions:
(a)    The representations and warranties made by Parent and Merger Sub herein, disregarding all qualifications and exceptions contained herein relating to materiality or Parent Material Adverse Effect or words of similar import, shall be true and correct as of the date hereof and on the Closing Date with the same effect as if made on and as of such date (except for representations and warranties that are made as of a specified date (including the date of this Agreement), which shall be true and correct only as of such specified date); provided, however, that notwithstanding anything contained herein, the condition set forth in this Section 8.02(a) shall be deemed to have been satisfied unless any failure of such representations and warranties of Parent and Merger Sub to be so true and correct would, individually or in the aggregate, reasonably be likely to result in a Parent Material Adverse Effect.
(b)    Each of Parent and Merger Sub shall have performed in all material respects all covenants and agreements, and complied in all material respects with all obligations, contained in this Agreement that are to be performed or complied with by it prior to or on the Closing Date.
(c)    The Company shall have received a certificate of Parent, dated as of the Closing Date, signed by an executive officer of Parent to the effect that the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied.
Section 8.03    Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction or waiver (to the extent permitted by applicable Law) at or prior to the Effective Time of each of the following conditions:
(a)    (i) The representations and warranties made by the Company herein (other than the representations and warranties subject to clause (ii)), disregarding all qualifications and exceptions contained in such representations and warranties relating to materiality or Company Material Adverse Effect or words of similar import (other than the Company Retained Qualifiers), shall be true and correct as of the date hereof and on the Closing Date with the same effect as if made on and as of such date (except for representations and warranties that are made as of a specified date (including the date of this Agreement), which shall be true and correct only as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect and (ii) the representations and warranties of the Company contained in (x) the first two sentences of Section 4.02 and (y) Section 4.03 shall be true and correct in all respects (other than de minimus inaccuracies) as of the date hereof and on the Closing Date with the same effect as if made on and as of such date (except for representations and warranties that are made as of a specified date (including the date of this Agreement), which shall be true and correct only as of such specified date).
(b)    The Company shall have performed in all material respects all covenants and agreements, and complied in all material respects with all obligations, contained in this Agreement that are to be performed or complied with by it prior to or on the Closing Date.
(c)    There shall not have been any Company Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect.
(d)    Parent shall have received a certificate of the Company, dated as of the Closing Date, signed by an executive officer of the Company to the effect that the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.
(e)    The closing of the Sprint Transactions, as contemplated by the Sprint Master Agreement, shall have occurred at, or will occur immediately after, the Effective Time in accordance with the Sprint Agreements.
ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER
Section 9.01    Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained (other than as provided in Section 9.01(d)(i)), by written notice (other than termination pursuant to Section 9.01(a)) by the terminating party to the other parties specifying the subsection of this Section 9.01 pursuant to which such termination is effected:
(a)    by mutual written consent of the Company and Parent;
(b)    by either Parent or the Company:
(i)    if the Merger shall not have been consummated on or before February 29, 2016 (the “Outside Date”); provided, however, that (A) the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any party whose breach of, or failure to fulfill any obligation under, this Agreement has been the principal cause of, or resulted in, the failure of the Merger to be consummated on or before such date and (B) if the Closing shall not have occurred on or prior to the Outside Date, the parties shall have a one-time option to extend the Outside Date an additional one hundred twenty (120) days (in which case, the term “Outside Date” shall automatically be modified to reflect such extension), to be exercised by (x) mutual agreement of the parties or (y) either of Parent or the Company by delivering written notice to the other party no later than the Business Day immediately before the Outside Date;
(ii)    if any Order permanently restraining, enjoining or otherwise prohibiting the Merger shall have become final and nonappealable; provided, however, that no party hereto shall have such right to terminate pursuant to this Section 9.01(b)(ii) unless, prior to such termination, such party shall have used its reasonable best efforts to oppose any such Order or to have such Order vacated or made inapplicable to the Merger; or
(iii)    if at the Company Stockholders Meeting (or any adjournment thereof), a proposal to adopt this Agreement shall have been voted upon by the holders of shares of Company Common Stock and the Company Stockholder Approval shall not have been obtained;
(c)    by Parent:
(i)    if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.03(a) or 8.03(b) and (B) is incapable of being cured by the Outside Date or, if capable of being cured, is not cured prior to the first to occur of the Outside Date and the thirtieth (30th) day after written notice thereof is provided by Parent to the Company; provided, however, that each of Parent and Merger Sub is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.01, 8.02(a) or 8.02(b) not to be satisfied;
(ii)    if (A) the Company Board (or any committee thereof) effects a Change of Recommendation, (B) the Company or the Company Board (or any committee thereof) delivers a Change of Recommendation Notice to Parent or Merger Sub, (C) the Company shall have breached, in any material respect, any of its obligations under Section 6.02, (D) the Company shall have failed to include the Company Board’s recommendation of this Agreement and the Merger in the Proxy Statement or (E) the Company or the Company Board (or any committee thereof) resolved to take or publicly proposed any of the foregoing actions;
(iii)     the Sprint Master Agreement shall have been terminated (it being understood that Parent shall not be entitled to terminate this Agreement pursuant to this Section 9.01(c)(iii) if the Sprint Master Agreement was terminated in violation of Section 7.04(f)); or
(iv)    if (A) the condition to closing set forth in Section 7.2(c) of the Sprint Master Agreement is not satisfied (x) on account of an inaccuracy in Section 5.3 or Section 5.7 of the Sprint Master Agreement and (y) such inaccuracy is also a breach of Section 4.25 or Section 4.27 hereof and (B) Parent has reasonably determined, based on discussions or other communications with Sprint, that such inaccuracy is reasonably likely to result in an indemnification claim against Parent or one of its Affiliates under the Sprint Master Agreement; and
(d)    by the Company:
(i)    at any time prior to obtaining the Company Stockholder Approval, if (A) the Company Board effects a Change of Recommendation with respect to a Superior Proposal in accordance with Section 6.02(d) and (B) the Company, immediately prior to or substantially concurrently with such termination, pays to Parent or its designees any amounts required to be paid by it pursuant to Section 9.02(b) (it being understood that such termination shall be null and void if the Company fails to make such payment);
(ii)    if Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.02(a) or 8.02(b) and (B) is incapable of being cured by the Outside Date or, if capable of being cured, is not cured prior to the first to occur of the Outside Date and the thirtieth (30th) day after written notice thereof is provided by the Company to Parent; provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.01, 8.03(a) or 8.03(b) not to be satisfied;
(iii)    if (A) the conditions set forth in Sections 8.01 and 8.03 have been satisfied (other than those conditions that by their nature are to be satisfied at or immediately after the Closing, all of which would be satisfied if the Closing were to occur), (B) the Company has irrevocably confirmed in writing that all conditions set forth in Section 8.02 have been satisfied or that it is willing to waive all unsatisfied conditions in Section 8.02 provided that the Closing occurs by the close of business on the fifth (5th) Business Day following the date of such notice and (C) by the close of business on the fifth (5th) Business Day after the Company has delivered written notice to Parent of the satisfaction of such conditions and such confirmation, the Merger shall not have been consummated; provided that such conditions in Sections 8.01 and 8.03 remain satisfied (to the extent contemplated by clause (A) above) and the Company’s certification remains in full force and effect at the close of business on such fifth Business Day; provided, further, that during such period of five (5) Business Days, no party shall be entitled to terminate this Agreement pursuant to Section 9.01(b)(i) until after the close of business on the Business Day immediately following the last day of such period; or
(iv)    if (A) the conditions set forth in Sections 8.01 and 8.03 have been satisfied (other than (y) those conditions that by their nature are to be satisfied at or immediately after the Closing, all of which would be satisfied if the Closing were to occur, and (z) the condition in Section 8.03(e)), (B) the Company has irrevocably confirmed in writing that all conditions set forth in Section 8.02 have been satisfied or that it is willing to waive all unsatisfied conditions in Section 8.02 provided that the Closing occurs on or prior to the Outside Date and (C) prior to 12:00 p.m. eastern time on the day prior to the Outside Date (the “Cut-Off Time”), the Company shall not have received a certificate, executed by Parent, irrevocably confirming that each of Parent and Sprint are prepared to immediately close the Sprint Transactions; provided that such conditions in Sections 8.01 and 8.03 remain satisfied (to the extent contemplated by clause (A) above) and the Company’s certification remains in full force and effect through the Cut-Off Time; provided, however, that if (y) as of the Cut-Off Time, Parent or any of its Affiliates has initiated a Proceeding against any other Person to cause the Sprint Transactions to be consummated so that the condition in Section 8.03(e) will be satisfied and (z) Parent has irrevocably certified to the Company that it will (1) promptly notify the Company in writing of the final resolution of such Proceeding (the “Resolution Notice”) and (2) not terminate this Agreement pursuant to Section 9.01(b)(i) until the sixth (6th) Business Day following the Company’s receipt of the Resolution Notice, then the Company shall not be entitled to terminate this Agreement pursuant to this Section 9.01(d)(iv) until the close of business on the fifth (5th) Business Day following the Company’s receipt of the Resolution Notice and only if Parent shall not have agreed to consummate the Merger by such time.
Section 9.02    Effect of Termination. (a) In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub, the Company or any of their respective Affiliates, other than Section 4.19, Section 5.08, the last sentence of Section 7.03(a), this Section 9.02 and Article X; provided, however, that, except as otherwise provided in Section 9.02(e), no such termination shall relieve any party from any liability for any losses or damages to any other party resulting from any material and willful breach by such party of any representation, warranty, covenant or agreement set forth in this Agreement. The Confidentiality Agreement shall survive any termination of this Agreement in accordance with its terms.
(b)    In the event that:
(i)    this Agreement is terminated pursuant to (x) Section 9.01(c)(ii) or (y) Section 9.01(d)(i); or
(ii)    a bona fide Alternative Transaction Proposal shall have been publicly announced and not withdrawn (A)(1) prior to the Company Stockholders Meeting and thereafter this Agreement is terminated pursuant to Section 9.01(b)(iii) or (2) prior to the Outside Date and thereafter this Agreement is terminated pursuant to Section 9.01(b)(i) and (B) during the twelve (12) months following such termination the Company enters into a definitive agreement to consummate, or consummates, an Alternative Transaction Proposal;
then the Company shall pay Parent $8,800,000 (the “Company Termination Fee”) plus an amount equal to the aggregate amount not to exceed $2,500,000 of all fees, costs and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees, debt commitment fees and filing fees) incurred by or on behalf of Parent or Merger Sub in connection with the preparation, negotiation, execution and performance of this Agreement and otherwise in connection with the Merger and other transactions contemplated herein, by wire transfer of same-day funds to an account designated in writing by Parent to the Company (x) if terminated pursuant to Section 9.01(d)(i), immediately prior to or substantially concurrently with such termination and (y) in all other cases, by the later of (1) the second Business Day immediately following the date that the Company Termination Fee becomes payable and (2) the second Business Day immediately following the date that Parent shall have designated an account for payment of the Company Termination Fee as provided in this Section 9.02(b). For the purposes of this Section 9.02(b), “50%” shall be substituted for “25%” in the definition of Alternative Transaction Proposal.
(c)    In the event that this Agreement is terminated:

(i)    (A) by the Company or Parent pursuant to Section 9.01(b)(i) and (B) at the time of such termination all of the conditions to Closing set forth in Article VIII have been satisfied (other than (x) the conditions set forth in Section 8.01(b), Section 8.01(c) and/or Section 8.01(d) (and the reason any such condition is not satisfied is primarily attributable to the failure to obtain a Required Debt Financing Regulatory Approval or a Required Sprint Regulatory Approval) and (y) those conditions that by their nature are to be satisfied by actions taken at or immediately after the Closing and which were, at the time of such termination, capable of being satisfied);
(ii)    by the Company or Parent pursuant to Section 9.01(b)(ii) and the applicable Order or Orders giving rise to such termination are primarily attributable to the denial of a Required Regulatory Approval that is a Required Debt Financing Regulatory Approval or a Required Sprint Regulatory Approval;
(iii)    by Parent pursuant to Section 9.01(c)(iii);
(iv)    by Parent pursuant to Section 9.01(c)(iv);
(v)    by the Company pursuant to Section 9.01(d)(ii);
(vi)    by the Company pursuant to Section 9.01(d)(iii);
(vii)    by the Company pursuant to Section 9.01(d)(iv); or
(viii)    (A) by the Company or Parent pursuant to Section 9.01(b)(i), (B) at the time of such termination all of the conditions to Closing set forth in Article VIII have been satisfied (other than (x) the conditions set forth in Section 8.01(b), Section 8.01(c) and/or Section 8.01(d) and (y) those conditions that by their nature are to be satisfied by actions taken at or immediately after the Closing and which were, at the time of such termination, capable of being satisfied) and (C) there has been a Company Final Order Waiver;
then Parent shall pay or cause to be paid to the Company a fee equal to $25,000,000, plus an amount equal to the aggregate amount not to exceed $2,500,000 of all fees, costs and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) incurred by or on behalf of the Company in connection with the preparation, negotiation, execution and performance of this Agreement and otherwise in connection with the Merger and other transactions contemplated herein (the “Parent Termination Fee”) within two (2) Business Days after such termination, by wire transfer of same day funds to one or more accounts designated by the Company.
(d)    In the event that this Agreement is terminated:
(i)    (A) by the Company or Parent pursuant to Section 9.01(b)(i) and (B) at the time of such termination all of the conditions to Closing set forth in Article VIII have been satisfied (other than (x) the conditions set forth in Section 8.01(b), Section 8.01(c) and/or Section 8.01(d) (and the reason any such condition is not satisfied is not primarily attributable to the failure to obtain a Required Debt Financing Regulatory Approval or a Required Sprint Regulatory Approval) and (y) those conditions that by their nature are to be satisfied by actions taken at or immediately after the Closing and which were, at the time of such termination, capable of being satisfied); provided, however, that if the

Required Regulatory Approval from the FCC has been obtained but does not constitute a Final Order, there shall also have been a Company Final Order Waiver; provided, further, that the Parent Regulatory Fee shall not be payable pursuant to this Section 9.02(d)(i) in the event that the Parent Termination Fee is also payable pursuant to Section 9.02(c)(viii); or
(ii)    by the Company or Parent pursuant to Section 9.01(b)(ii) and the applicable Order or Orders giving rise to such termination are not primarily attributable to the denial of a Required Regulatory Approval that is a Required Debt Financing Regulatory Approval or a Required Sprint Regulatory Approval;
then Parent shall pay or cause to be paid to the Company a fee equal to $8,800,000 plus an amount equal to the aggregate amount not to exceed $2,500,000 of all fees, costs and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) incurred by or on behalf of the Company in connection with the preparation, negotiation, execution and performance of this Agreement and otherwise in connection with the Merger and other transactions contemplated herein (collectively, the “Parent Regulatory Fee”) within two (2) Business Days after such termination, by wire transfer of same day funds to one or more accounts designated by the Company.
(e)    (i) Notwithstanding anything to the contrary in this Agreement, in the event that the Company receives the Parent Termination Fee pursuant to Section 9.02(c)(vi), the Company’s receipt of such Parent Termination Fee shall be the sole and exclusive remedy of the Company Related Parties against the Parent Related Parties for any losses or damages suffered as a result of, relating to or in connection with such termination, any breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement or the failure of the Merger or other transactions contemplated herein to be consummated.
(ii)    Notwithstanding anything to the contrary in this Agreement, no Company Related Party shall (x) have any rights or claims against any Financing Source, any Affiliates of any Financing Source or any officer, director, employee, agent, successor or assign of any Financing Source or Affiliate of any Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, in each case, whether at law or equity, in contract, in tort or otherwise (and all such rights and claims are hereby waived by the Company Related Parties), or (y) commence or support any suit, action or proceeding against any Financing Source or any Affiliates of any Financing Source or any officer, director, employee, agent or successor or assign of any Financing Source or Affiliate of any Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby; provided that, notwithstanding the foregoing, nothing in this Section 9.02(e)(ii) shall in any way limit or modify the rights and obligations of Parent or Merger Sub under this Agreement, or any Financing Source’s obligations to Parent or Merger Sub under the Debt Commitment Letter.

(f)    Except as expressly set forth herein, all fees and expenses incurred in connection with the Merger shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with the filing by the parties hereto of the premerger notification and report forms relating to the transactions contemplated hereby under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation. Any amounts payable by the Company pursuant to Section 9.02(b) shall be in addition to any amounts payable by the Company pursuant to this Section 9.02(f). Any amounts payable by Parent pursuant to Section 9.02(c) or Section 9.02(d) shall be in addition to any amounts payable by Parent pursuant to this Section 9.02(f) and any of Parent’s expense reimbursement and indemnification obligations contained in Section 7.10.
(g)    Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 9.02 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.02 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company, Parent and Merger Sub in the circumstances in which such amount is payable. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion and in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion or to pay both the Parent Termination Fee and the Parent Regulatory Fee.
Section 9.03    Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, that after receipt of Company Stockholder Approval, there shall be no amendment that by Law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Notwithstanding anything to the contrary contained herein, Section 9.02(e), Section 10.06, Section 10.08 and Section 10.11 and this Section 9.03 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Section 9.02(e), Section 10.06, Section 10.08 and Section 10.11 and this Section 9.03) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.
Section 9.04    Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso in the first sentence of Section 9.03, and to the fullest extent permitted by Law, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE X

GENERAL PROVISIONS
Section 10.01    Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, nor any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.
Section 10.02    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy, facsimile or email, upon confirmation of receipt or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
(a)    if to Parent or Merger Sub, to
500 Shentel Way
Edinburg, Virginia 22824
Tel: (540) 984-5040
Fax: (540) 984-8192
Attention: Ray Ostroski

with a copy to (which shall not constitute notice hereunder):
Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219-4074
Tel: (804) 788-7217
Fax: (804) 343-4864
Attention: Jeff Jones and Steven M. Haas

(b)    if to the Company, to
1154 Shenandoah Village Drive
Waynesboro, Virginia 22980
Tel: (540)946-3500
E-mail: oneilb@ntelos.com
Attention: Brian O’Neil

with a copy to (which shall not constitute notice hereunder):
Mayer Brown LLP
71 South Wacker Drive

Chicago, Illinois 60606
Tel: (312) 782-0600
Fax: (312) 701-7711
Attention: Paul W. Theiss and William R. Kucera

Section 10.03    Interpretation. When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” to the extent such words do not already follow any such term. The word “or” shall not be exclusive. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement.
Section 10.04    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
Section 10.05    Counterparts. This Agreement (i) may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall be considered one and the same agreement and (ii) shall become effective when signed by all of the parties or when counterparts have been signed by each of the parties and delivered to all of the other parties. Delivery of an executed counterpart of this Agreement by facsimile or “.pdf” file shall be effective to the fullest extent permitted by applicable Law.
Section 10.06    Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Company Disclosure Schedule and all Exhibits and Schedules hereto, the Voting Agreement and the Confidentiality Agreement, taken together, constitute the entire agreement, and supersede all prior agreements, arrangements and understandings, both written and oral, among the parties with respect to the subject matter hereof and the transactions contemplated hereby. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that (i) the Financing Sources shall be third-party beneficiaries of, and entitled to enforce, Section 9.02(e), Section 9.03, Section 10.06, Section 10.08 and Section 10.11 and (ii) from and after the Effective Time, (x) the Company’s stockholders shall be third-party beneficiaries of, and entitled to enforce, Articles II and III and Section 7.05, and (y) the Indemnified Parties shall be third-party beneficiaries of, and entitled to enforce, Section 7.06.

Section 10.07    Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.
Section 10.08    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void; provided, however, Parent and Merger Sub shall be entitled, without the consent of the Company, to assign its right, title and interest in and to this Agreement to any Financing Source as collateral security for Indebtedness of Parent, Merger Sub, the Surviving Corporation or any of their Affiliates in connection with the Debt Financing. Subject to the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 10.09    Enforcement. The parties agree that irreparable injury (for which monetary damages, even if available, would not be an adequate remedy) would occur in the event that any party hereto does not perform the provisions of this Agreement in accordance with its terms or otherwise breaches such provisions (including failing to take such actions as are required of it hereunder in order to consummate the Merger). The parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, such remedies being in addition to any other remedy to which it is entitled at law or in equity. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (x) the other party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The parties acknowledge that in the absence of a waiver, a bond or undertaking may be required by a court and the parties hereby waive any such requirement of such a bond or undertaking. Notwithstanding the foregoing, the right of the Company to obtain specific performance, an injunction or other appropriate form of equitable relief, in each case, to cause Parent and Merger Sub to consummate the Merger and pay the Merger Consideration shall be subject to the requirements that: (i) the conditions in Sections 8.01 and 8.03 (other than those conditions that by their nature are to be satisfied at or immediately after the Closing, but subject to such satisfaction of such conditions at the Closing) have been satisfied or waived, (ii) Parent and the Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.02, (iii) the Debt Financing has been funded or the Financing Sources (or the agent thereof) have confirmed in writing that the Debt Financing will be funded at the Closing and (iv) the Company has irrevocably confirmed in writing that (A) the conditions set forth in Section 8.02 have been satisfied or that the Company is willing to waive any of the conditions in Section 8.02 to the extent not so satisfied and (B) if specific performance is granted and the Debt Financing is funded, then the Closing will occur.
Section 10.10    Consent to Jurisdiction; Service of Process; Venue. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware

Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement or the Merger or any other transaction contemplated by this Agreement (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Subsidiaries except in such courts). Each of the parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Merger or any of the other transactions contemplated by this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
Section 10.11    Waiver of Jury Trial. EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY (INCLUDING WITHOUT LIMITATION ANY DISPUTE IN CONNECTION WITH OR RELATING TO THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF), AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.
Section 10.12    Non-Reliance; Limitation of Damages. Parent and Merger Sub acknowledge and agree that, except for the representations and warranties expressly set forth in this Agreement, neither the Company nor any of its Representatives has made, in connection with Parent’s and Merger Sub’s investigation of the Company or otherwise, any representation or warranty, express or implied, including with respect to the accuracy or completeness of any information, written or oral, relating to the Company or the Company Subsidiaries (collectively, the “Information”). Without limiting the generality of the foregoing, Parent and Merger Sub acknowledge that neither the Company nor any of its Representatives has made any representation or warranty with respect to (i) any projections, forecasts or forward-looking statements made or made available to Parent or Merger Sub or any of their respective Representatives or (ii) any memoranda, charts, summaries, schedules or other information about the Company or the Company Subsidiaries made available to Parent or Merger Sub or any of their respective Representatives (including any information by any financial advisor for the Company), except as expressly set forth in this Agreement. Parent and Merger Sub also agree that, except for the representations and warranties expressly set forth in this Agreement, neither they nor any of their respective Representatives has relied upon any representations or warranties of any nature made by or on behalf of or imputed to the Company or any of its Representatives, and Parent and Merger Sub acknowledge that, in entering into this Agreement, they have relied solely on their own investigation of the Company and the Company Subsidiaries and the representations and warranties expressly set forth in this Agreement, subject to the limitations and restrictions specified herein.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers all as of the date first written above.

SHENANDOAH TELECOMMUNICATIONS COMPANY
By: /s/ Christopher E. French
Name: Christopher E. French
Title: President and Chief Executive Officer

GRIDIRON MERGER SUB, INC.

By: /s/ Christopher E. French
Name: Christopher E. French
Title: President and Chief Executive Officer

NTELOS HOLDINGS CORP.
By: /s/ Rodney D. Dir
Name: Rodney D. Dir
Title:    President and Chief Executive Officer

EXHIBIT A

CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
NTELOS HOLDINGS CORP.

FIRST. The name of the corporation is “NTELOS HOLDINGS CORP.”

SECOND. The street address of the registered office of the Corporation is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH. The aggregate number of shares of stock which the Corporation shall have the authority to issue is 100 shares of common stock, with a par value of $0.01 per share. The holders of the shares of common stock shall be entitled to one vote for each share so held with respect to all matters voted on by the stockholders of the Corporation.

FIFTH. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors of the Corporation shall be as specified in, or determined in the manner provided in, the bylaws, but shall be at least one. Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SIXTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the bylaws of the Corporation.

SEVENTH. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SEVENTH shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

NINTH. (A) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

(B)

a.    Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL. The right to indemnification conferred in this Article NINTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL. The right to indemnification conferred in this Article NINTH shall be a contract right.

b.    The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL.

(C)    The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.

(D)    The rights and authority conferred in this Article NINTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

(E)    Neither the amendment nor repeal of this Article NINTH, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by the DGCL, any modification of law, shall eliminate or reduce the effect of this Article NINTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

TENTH. The stockholders of the Corporation shall not be personally liable for the debts, liabilities or obligations of the Corporation.